Exhibit 3.1

Execution Version

THE COMPANIES LAW (2018 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

CANGO INC.

(adopted by a Special Resolution passed on June 15, 2018)

THE COMPANIES LAW (2018 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

CANGO INC.

(adopted by a Special Resolution passed on June 15, 2018)

1.	The name of the Company is Cango Inc..

2.	The Registered Office of the Company shall be at the office of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite #5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2018 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

5.	The authorized share capital of the Company is US$50,000 divided into (i) 330,760,095 Ordinary Shares of par value US$0.0001 each, (ii) 53,431,125 Series A-1 Preferred Shares of par value US$0.0001 each, (iii) 2,179,215 Series A-2 Preferred Shares of par value US$0.0001 each, (iv) 10,308,663 Series A-3 Preferred Shares of par value US$0.0001 each, (v) 61,942,726 Series B Preferred Shares of par value US$0.0001 each, and (vi) 41,378,176 Series C Preferred Shares of par value US$0.0001 each.

6.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Law (2018 Revision) and, subject to the provisions of the Companies Law (2018 Revision) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.	Capitalized terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES LAW (2018 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

CANGO INC.

(adopted by a Special Resolution passed on June 15, 2018)

INTERPRETATION

1.	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of an individual, the term “Affiliate” also includes the Immediate Family Members of such individual, and in the case of an Investor, the term “Affiliate” also includes (a) any shareholder of the Investor, (b) any of the shareholders’ or the Investor’s general partners or limited partners, (c) the fund manager managing such shareholder or Investor (and general partners, limited partners and officers thereof) and other funds managed by such fund manager, (d) trusts Controlled by or for the benefit of any such Person referred to in (a), (b) or (c).

“Articles”	means these articles of association of the Company as originally formed or as from time to time altered by Special Resolution.

“Automatic Conversion”	shall have the meaning set forth in Article 8.3(C) hereof.

“Board” or “Board of Directors”	means the board of directors of the Company.

“Boyu”	means Harmonic Century Limited.

“Business Day”	means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the Hong Kong, the PRC, Singapore or the United States.

“Charter Documents”	means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“CHJ”	means CHJ Technologies Inc..

“Cinda”	means Harbourside 1712 Limited.

“Company”	means Cango Inc., a company incorporated under the laws of the Cayman Islands.

“Company Accountant”	shall have the meaning set forth in the Shareholders Agreement.

“Control”	of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Control Documents”	shall have the meaning set forth in the Shareholders Agreement.

“Conversion Price”	means, with respect to the Series A-1 Preferred Shares, the Series A-1 Conversion Price, with respect to the Series A-2 Preferred Shares, the Series A-2 Conversion Price, with respect to the Series A-3 Preferred Shares, the Series A-3 Conversion Price, with respect to the Series B Preferred Shares, the Series B Conversion Price, and with respect to the Series C Preferred Shares, the Series C Conversion Price.

“Convertible Securities”	shall have the meaning set forth in Article 8.3(E)(5)(a)(ii) hereof.

“Deemed Liquidation Event”	means any of the following events:

(1) any consolidation, amalgamation, scheme of arrangement or merger of any Group Company with or into any other Person or other reorganization in which the Members or shareholders of such Group Company immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization own less than fifty percent (50%) of such Group Company’s voting power in the aggregate immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions to which such Group Company is a party in which in excess of fifty percent (50%) of such Group Company’s voting power is transferred;

(2) a sale, transfer, lease or other disposition of all or substantially all of the assets of any Group Company (or any series of related transactions resulting in such sale, transfer, lease or other disposition of all or substantially all of the assets of such Group Company); or

(3) the exclusive licensing of all or substantially all of any Group Company’s intellectual properties to a third party; or

(4)Share Sale; or

(5) any termination of, unapproved amendment to or material breach of any Control Documents or other contracts among the Group Companies and their shareholders which results in the loss of the Company’s Control over, and the ability to consolidate the financial statements of the Domestic Company.

“Didi”	means Links Advance and any of its Affiliates that holds any Shares.

“Didi Director”	shall have the meaning set forth in Article 63.1.

“Didi Director Veto Matters”	shall have the meaning set forth in Article 8.4(B)(2)(e).

“Didi Observer”	shall have the meaning set forth in Article 63.2.

“Director”	means a director serving on the Board for the time being of the Company and shall include an alternate Director appointed in accordance with these Articles.

“Domestic Company”	means Shanghai Cango Investment and Management Consultation Service Co., Ltd. (上海灿谷投资管理咨询服务有限公司), a limited liability company incorporated under the laws of the PRC.

“Electronic Record”	has the same meaning as given in the Electronic Transactions Law (2003 Revision).

“Equity Securities”	means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“Excepted Issuances”	shall have the meaning set forth in Article 8.3(E)(5)(a)(iii) hereof.

“Exempted Distribution”	means (1) dividends payable solely in Ordinary Shares to the holders of the Preferred Shares and Ordinary Shares on a pro rata basis, based on the number of Ordinary Shares then held by each holder on an as-converted basis, (2) the purchase, repurchase or redemption of Ordinary Shares by the Company at no more than cost from terminated employees, officers or consultants in accordance with the ESOP (on the terms compliant with Section 12.9 of the Shareholders Agreement), or pursuant to the exercise of a contractual right of first refusal held by the Company under the Right of First Refusal and Co-Sale Agreement, or pursuant to written contractual arrangements with the Company approved by the Shareholders (so long as such approval includes the approval of each of the Major Investors), and (3) the payment of dividends to the holders of the Preferred Shares in accordance with Article 8.1 hereof.

“Existing Purchase Agreement”	means the Shares Purchase Agreement, dated March 23, 2018 by and among the Company and certain other parties named therein.

“ESOP”	has the meaning as set forth in the Shareholders Agreement.

“Governmental Authority”	means any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Companies”	has the meaning as set forth in the Series C Purchase Agreement.

“Haitong”	means Haitong International Investment Holdings Limited.

“HK Company”	means Cango Group Limited, a company duly incorporated under the laws of the Hong Kong Special Administrative Region of the PRC by the Company for the sole purpose of holding equity interests in the WFOE.

“Immediate Family Member”	means a child, stepchild, grandchild, parent, step-parent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a person referred to herein.

“Indebtedness”	of any Person means, without duplication, each of the following of such Person: (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized (including capitalized lease obligations), (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Investor(s)”	shall have the meaning set forth in Shareholders Agreement.

“Investor Director(s)”	shall have the meaning set forth in Article 63.1.

“Interested Transaction”	shall have the meaning set forth in Article 82 hereof.

“Lien”	means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by contract, understanding, law, equity or otherwise.

“Links Advance”	means Links Advance Holdings Limited.

“Major Group Companies”	shall have the meaning set forth in Shareholders Agreement.

“Major Investors”	shall have the meaning set forth in Shareholders Agreement.

“Major Series A Investors”	shall have the meaning set forth in Shareholders Agreement.

“Major Series B Investors”	shall have the meaning set forth in Shareholders Agreement.

“Major Series C Investor”	shall have the meaning set forth in Shareholders Agreement.

“Material Breach Event”	means any of the following: (a) any fraud of any of the Company, the HK Company, the WFOE, the Domestic Company, the Principals, the Principal Holding Companies or other members of the management in any aspects (including but not limited to management and operation, audit and financial accounting, acquirement and maintaining of approval and permit), or any material breach of the applicable Transaction Documents by any of the Company, the HK Company, the WFOE, the Domestic Company, the Principal Holding Companies or the Principals, for purpose of this definition “Material Breach Event”, with respect to the Series A-1 Investor, the Transaction Documents shall also include Onshore JV Contract and WP Onshore Subscription Agreement (as defined in the Existing Purchase Agreement), with respect to the Series A-3 Investor, the Transaction Documents shall also include Onshore JV Contract and PV Onshore Subscription Agreement (as defined in the Existing Purchase Agreement), with respect to Taikang, the Transaction Documents shall also include Onshore JV Contract and TK Onshore Subscription Agreement, with respect to Tencent, Links Advance, Cinda, Taihe and Weijinke, the Transaction Documents shall also include Onshore JV Contract and Series B Onshore Subscription Agreement (as defined in the Existing Purchase Agreement), with respect to Boyu and Haitong, the Transaction Documents shall also include Onshore JV Contract and Onshore Transfer Agreement, (b) the termination by any Principal of his employment relationship with the Company and/or the Group Companies, or the material breach by any Principal of the employment contract, intellectual property ownership and confidentiality agreement and non-compete agreement entered into by him, (c) the failure to obtain, renew, or the revocation of, approvals, registrations, permits, licenses, qualifications and any similar permissions that are essential to the Business of the Group Companies; and (d) any change made by any Principal to the shareholding structure of any Group Companies without the approval of each Major Investor that is not generally acceptable in the international market.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company as originally formed or as from time to time altered by Special Resolution.

“New Securities”	shall have the meaning set forth in Article 8.3(E)(5)(a)(iii) hereof.

“New Price”	shall have the meaning set forth in Article 8.3(E)(5)(d) hereof.

“Observer(s)”	shall have the meaning set forth in Article 63.2.

“Onshore JV Contract”	means the Joint Venture Contract entered into among the Principals, Shanghai Wangjin Investment Management Co., Ltd. (上海网金投资管理有限公司), Shanghai Xiehuai Investment Management Partnership L.P. (上海协怀投资管理合伙企业(有限合伙)), Shanghai Huaiyuan Investment Management Partnership L.P. (上海怀元投资管理合伙企业(有限合伙)), Shanghai Minghuai Investment Management Partnership L.P. (上海明怀投资管理合伙企业(有限合伙)), Chunhua Qiushi (Tianjin) Equity Investment Partnership L.P. (春华秋实(天津)股权投资合伙企业(有限合伙)), Warburg Pincus Financial Global Ltd, PV Chivalry Limited, Taikang Life Insurance Co., Ltd. (泰康人寿保险有限公司), Shandong State-controlled Taikang Phase I Industrial Development Fund Partnership Enterprise (Limited Partnership) (山东国控泰康一期产业发展基金合伙企业(有限合伙)), Tencent Mobility Limited, Links Advance Holdings Limited, Haitong International Investment Holdings Limited, Harbourside 1712 Limited, Beijing Taihedingcheng Investment Consultancy Co., Ltd. (北京泰合鼎诚投资咨询有限公司), Boyu III (Shanghai) Equity Investment Partnership L.P. (博裕三期(上海)股权投资合伙企业(有限合伙)) Shenzhen Weizhong Financial Technology Group Limited (深圳微众金融科技集团股份有限公司) and the Domestic Company.

“Onshore Transfer Agreement”	means the Equity Transfer Agreement entered into among Lin Jiayuan (林佳元), Shanghai Wangjin Investment Management Co., Ltd. (上海网金投资管理有限公司), Boyu III (Shanghai) Equity Investment Partnership L.P. (博裕三期(上海)股权投资合伙企业(有限合伙)) and Haitong International Investment Holdings Limited.

“Options”	shall have the meaning set forth in Article 8.3(E)(5)(a)(i) hereof.

“Ordinary Directors”	shall have the meaning set forth in Article 63.1.

“Ordinary Resolution”	means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote present in person or by proxy and voting at the meeting, or a written resolution as provided in Article 41.2.

“Ordinary Shares”	means the Ordinary Shares of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Partnerships”	means Huaiyuan L.P., a limited partnership incorporated under the Laws of British Virgin Islands, Minghuai L.P., a limited partnership incorporated under the Laws of British Virgin Islands, and Xiehuai L.P., a limited partnership incorporated under the Laws of British Virgin Islands.

“Person”	means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, joint venture, trust, estate, unincorporated organization, Governmental Authority or other enterprise or entity.

“PRC”	means the People’s Republic of China, but solely for the purposes hereof excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Preference Amount”	shall have the meaning set forth in Article 8.2(A)(4).

“Preferred Shares”	means collectively, the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares.

“Preferred Share Issue Date”	means Series A-1 Issue Date, Series A-3 Issue Date, Series B Issue Date, and Series C Issue Date.

“Principal” or “Principals”	shall have the meaning set forth in the Shareholders Agreement.

“Principal Holding Company (ies)”	shall have the meaning set forth in the Shareholders Agreement.

“PV Observer”	shall have the meaning set forth in Article 63.2.

“Qualified IPO”	means, with respect to the Series A Investors, Series B Investors and Series C Investors, a public offering of Ordinary Shares of the Company, provided that: (i) the exchange of such offering is a Qualified Exchange; (ii) with respect to Series A Investors and Series B Investors only, if the Qualified IPO occurs within two (2) years after the Series B Investment Date, the implied valuation of the Company shall be an amount implying an internal rate of return of no less than thirty percent (30%) per annum for the Series A Investors and/or Series B Investors; and if the Qualified IPO occurs after two (2) years of the Series B Investment Date, the implied valuation of the Company shall be an amount implying an internal rate of return of no less than twenty percent (20%) per annum for the Series A Investors and/or Series B Investors; (iii) with respect to Series C Investors only, if the Qualified IPO occurs on or before December 31, 2018, the implied valuation of the Company shall be no less than US$1,746,525,437, being the post-money valuation of the Company on the Series C Investment Date; and if the Qualified IPO occurs at any time after December 31, 2018, the implied valuation of the Company shall be an amount implying an internal rate of return of no less than twenty percent (20%) per annum for the Series C Investors; (iv) such offering is conducted in accordance with securities Laws or regulations applicable to the Qualified Exchange; and (v) immediately after such offering, the ratio of the number of Ordinary Shares of the Company available for public trading to all outstanding shares of the Company complies with the applicable Laws of the Qualified Exchange.

“Qualified Exchange”	means the New York Stock Exchange, the NASDAQ Stock Market, the Stock Exchange of Hong Kong, the Shanghai Stock Exchange, the Shenzhen Stock Exchange or other stock exchanges unanimously approved by the Series A-1 Investor, Series A-3 Investor, Taikang, Tencent and Didi. For the avoidance of doubt, unless approved by the Series A-1 Investor, Series A-3 Investor, Taikang, Tencent and Didi, in no event shall a Qualified Exchange include the National Equities Exchange and Quotations System (全国中小企业股份转让系统).

“Redeemed Preferred Shares”	means Redeemed Series A-1 Shares, Redeemed Series A-3 Shares, Redeemed Series B Shares and Redeemed Series C Shares.

“Redeemed Series A-1 Shares”	shall have the meaning set forth in Article 8.5(A)(4).

“Redeemed Series A-3 Shares”	shall have the meaning set forth in Article 8.5(A)(3).

“Redeemed Series B Shares”	shall have the meaning set forth in Article 8.5(A)(2).

“Redeemed Series C Shares”	shall have the meaning set forth in Article 8.5(A)(1).

“Redeeming Holder(s)”	shall have the meaning set forth in Article 8.5(A)(4).

“Redeeming Series A-1 Holder”	shall have the meaning set forth in Article 8.5(A)(4).

“Redeeming Series A-3 Holder”	shall have the meaning set forth in Article 8.5(A)(3).

“Redeeming Series B Holder”	shall have the meaning set forth in Article 8.5(A)(2).

“Redeeming Series C Holder”	shall have the meaning set forth in Article 8.5(A)(1).

“Redemption Closing Date”	shall have the meaning set forth in Article 8.5(C).

“Redemption Exercise Notice”	shall have the meaning set forth in Article 8.5(C).

“Redemption Exercisable Notice”	shall have the meaning set forth in Article 8.5(C).

“Redemption Exercisable Period”	shall have the meaning set forth in Article 8.5(C).

“Redemption Notice”	shall have the meaning set forth in Article 8.5(C).

“Redemption Price”	shall have the meaning set forth in Article 8.5(B)(4).

“Registered Office”	means the registered office for the time being of the Company.

“Register of Members”	means the register of members of the Company maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Right of First Refusal and Co-Sale Agreement”	means the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated June 15, 2018 by and among the Company and certain other parties named therein, as amended from time to time.

“Series A Issue Date”	means the Series A-1 Issue Date and/or the Series A-3 Issue Date.

“Series A Investment Price”	means the Series A-1 Investment Price and/or the Series A-3 Investment Price.

“Series A Investor(s)”	means the Series A-1 Investor, the Series A-2 Investor and/or Series A-3 Investor.

“Series A Preferred Shares”	means collectively, the Series A-1 Preferred Shares, the Series A-2 Preferred Shares and the Series A-3 Preferred Shares.

“Series A-1 Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series A-1 Investor”	shall have the meaning set forth in Shareholders Agreement.

“Series A-1 Investment Date”	means May 11, 2017.

“Series A-1 Investment Price”	means US$1.7951, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A—1 Preferred Shares after the date hereof.

“Series A-1 Issue Date”	means the date of the first issuance of a Series A-1 Preferred Share.

“Series A-1 Preferred Shares”	means the Series A-1 Preferred Shares of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series A-1 Preference Amount”	shall have the meaning set forth in Article 8.2(A)(4).

“Series A-1 Redemption Closing Date”	means the Redemption Closing Date applicable to the relevant Redeemed Series A-1 Shares.

“Series A-1 Redemption Events”	shall have the meaning set forth in Article 8.5(A)(4).

“Series A-2 Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series A-2 Investor”	shall have the meaning set forth in Shareholders Agreement.

“Series A-2 Investment Price”	means US$1.7951, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-2 Preferred Shares after the date hereof.

“Series A-2 Preferred Shares”	means the Series A-2 Preferred Shares of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series A-3 Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series A-3 Investor”	shall have the meaning set forth in Shareholders Agreement.

“Series A-3 Investment Date”	means September 1, 2017.

“Series A-3 Investment Price”	means US$2.9437, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A-3 Preferred Shares after the date hereof.

“Series A-3 Issue Date”	means the date of the first issuance of a Series A-3 Preferred Share.

“Series A-3 Preferred Shares”	means the Series A-3 Preferred Shares of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series A-3 Preference Amount”	shall have the meaning set forth in Article 8.2(A)(3).

“Series A-3 Redemption Closing Date”	means the Redemption Closing Date applicable to the relevant Redeemed Series A-3 Shares.

“Series A-3 Redemption Events”	shall have the meaning set forth in Article 8.5(A)(3).

“Series B Investor”	shall have the meaning set forth in Shareholders Agreement.

“Series B Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series B Investment Date”	means March 8, 2018.

“Series B Investment Price”	means US$5.0037, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series B Preferred Shares.

“Series B Issue Date”	means the date of the first issuance of a Series B Preferred Share.

“Series B Preferred Shares”	means the Series B Preferred Shares of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series B Preference Amount”	shall have the meaning set forth in Article 8.2(A)(2).

“Series B Redemption Closing Date”	means the Redemption Closing Date applicable to the relevant Redeemed Series B Shares.

“Series B Redemption Events”	shall have the meaning set forth in Article 8.5(A)(2).

“Series C Investor”	shall have the meaning set forth in Shareholders Agreement.

“Series C Conversion Price”	shall have the meaning set forth in Article 8.3(A) hereof.

“Series C Investment Date”	means June 15, 2018.

“Series C Investment Price”	means US$5.9363, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series C Preferred Shares after the date hereof.

“Series C Issue Date”	means the date of the first issuance of a Series C Preferred Share.

“Series C Preferred Shares”	means the Series C Preferred Shares of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series C Purchase Agreement”	means the Series C Preferred Shares Purchase Agreement, dated June 4, 2018 by and among the Company and certain other parties named therein.

“Series C Preference Amount”	shall have the meaning set forth in Article 8.2(A)(1).

“Series C Redemption Closing Date”	means the Redemption Closing Date applicable to the relevant Redeemed Series C Shares.

“Series C Redemption Events”	shall have the meaning set forth in Article 8.5(A)(1).

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Share” and “Shares”	means a share or shares in the capital of the Company and includes a fraction of a share.

“Shareholders Agreement”	means the Amended and Restated Shareholders Agreement, dated June 15, 2018 by and among the Company and certain other parties named therein, as amended from time to time.

“Share Sale”	means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires any Equity Securities of the Company such that, immediately after such transaction or series of related transactions, such Person or group of related Persons holds Equity Securities of the Company representing more than fifty percent (50%) of the outstanding voting power of the Company.

“Special Resolution”	has the same meaning as in the Statute and includes a unanimous written resolution of all Members entitled to vote and expressed to be a special resolution.

“Statute”	means the Companies Law (2018 Revision) of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in effect.

“Subsidiary”	means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Taihe”	means China TH Capital Limited中国泰合资本有限公司.

“Taikang”	means Magic Spark Inc. and TK Autolink Inc..

“Taikang Director”	shall have the meaning set forth in Article 63.1.

“Taikang Investment Date”	means January 19, 2018.

“Tencent”	means Tencent Mobility Limited.

“Tencent Director”	shall have the meaning set forth in Article 63.1.

“Tencent Director Veto Matters”	shall have the meaning set forth in Article 8.4(B)(2)(d).

“TK Director Veto Matters”	shall have the meaning set forth in Article 8.4(B)(2)(c).

“Transaction Documents”	means (i) the Existing Purchase Agreement or the Series C Purchase Agreement (as applicable), (ii) the Control Documents, (iii) the Shareholders Agreement, (iv) the Memorandum and these Articles, (v) the Right of First Refusal and Co-Sale Agreement, and (vi) the other agreements and/or documents in relation to any of the agreements or documents referred to in Items (i) to (v).

“Weijinke”	means RXD International. Ltd.

“WFOE”	means Can Gu Long (Shanghai) Information Technology Consulting Services Co., Ltd. (灿谷隆(上海)信息科技咨询服务有限公司), a wholly foreign owned enterprise formed under the laws of the PRC by the HK Company, which in turn Controls the Domestic Company by a Captive Structure as defined in the Series C Purchase Agreement.

“WP Director”	shall have the meaning set forth in Article 63.1.

“WP Director Veto Matters”	shall have the meaning set forth in Article 8.4(B)(2)(b).

2.	In the Articles:

2.1	words importing the singular number include the plural number and vice-versa;

2.2	words importing the masculine gender include the feminine gender;

2.3	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record (which has the same meaning as in the Electronic Transactions Law (2003 Revision) of the Cayman Islands, as may be amended from time to time). Sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

2.4	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.5	any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.6	the term “voting power” refers to the number of votes attributable to the Shares (on an as converted basis) in accordance with the terms of the Memorandum and these Articles;

2.7	the term “or” is not exclusive;

2.8	the term “including” will be deemed to be followed by, “but not limited to”;

2.9	the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive;
2.10	the term “day” means calendar day, and “month” means calendar month;

2.11	the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

2.12	unless otherwise specified, references to any documents shall be construed as references to such document as the same may be amended, supplemented or novated from time to time;

2.13	all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies);

2.14	headings are inserted for reference only and shall be ignored in construing these Articles; and

2.15	in calculations of share numbers, (a) references to a “non-diluted basis” mean that the calculation is to be made taking into account only Ordinary Shares then in issue, and (b) references to an “as-converted basis” mean that the calculation is to be made assuming that all Preferred Shares in issue have been converted into Ordinary Shares.

3.	For the avoidance of doubt, each other Article herein is subject to the provisions of Article 8, and, subject to the requirements of the Statute, in the event of any conflict, the provisions of Article 8 shall prevail over any other Article herein.

COMMENCEMENT OF BUSINESS

4.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit notwithstanding that any part of the Shares may not have been allotted. The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and these Articles.

5.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

6.	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in a general meeting) and to the provisions of Articles 8 and 9 and Section 7 of the Shareholders Agreement, and without prejudice to any rights, preferences and privileges attached to any existing Shares, (a) the Directors may allot, issue, grant options or warrants over or otherwise dispose of two classes of Shares to be designated, respectively, as Ordinary Shares and Preferred Shares; (b) the Preferred Shares may be allotted and issued from time to time in one or more series; and (c) the Preferred Shares shall be designated prior to their allotment and issue. In the event that any Preferred Shares shall be converted pursuant to Article 8.3 hereof, the Preferred Shares so converted shall be cancelled and shall not be re-issuable by the Company. Further, any Preferred Share acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be cancelled and shall not be re-issuable by the Company.

7.	The Company shall not issue Shares to bearer.

PREFERRED SHARES

8.	Certain rights, preferences and privileges of the Preferred Shares of the Company are as follows:

8.1	Dividends Rights.

A.	Preference.

Subject to the provisions of the Statute and these Articles (including but not limited to the other requirements of Article 8.4(B)), each Preferred Share held by each of the Major Investors and/or their assigns or transferees (on an as-if-converted basis) shall be entitled to receive, on a pari passu basis, dividends, if declared, out of funds or assets legally available for the payment therefor, prior and in preference to any declaration or payment of any dividend on Series A-2 Preferred Shares, Ordinary Shares, Series B Preferred Shares held by Haitong, Cinda, Boyu, Weijinke and Taihe, and Series C Preferred Shares held by CHJ. Subject to Article 8.4(B), if declared by the Board, each time the amount of dividends distributed shall be not less than twenty percent (20%) of the then total undistributed profit of the Company, and the dividends shall be distributed among all shareholders of the Company according to their respective shareholding percentage in the Company.

B.	Restrictions; Participation.

Except for an Exempted Distribution, no dividend or distribution, whether in cash, in property, or in any other shares of the Company, shall be declared, paid, set aside or made with respect to the Series A-2 Preferred Shares, Ordinary Shares, Series B Preferred Shares held by Haitong, Cinda, Boyu, Weijinke and Taihe, and Series C Preferred Shares held by CHJ at any time unless (i) all accrued but unpaid dividends on the Preferred Shares held by each of the Major Investors and/or their assigns or transferees set forth in Article 8.1(A) have been paid in full, and (ii) in addition to the dividend declared and paid in accordance with Article 8.1(A), a dividend or distribution is likewise declared, paid, set aside or made, respectively, at the same time with respect to each outstanding Preferred Shares held by each of the Major Investors and/or their assigns or transferees such that the dividend or distribution declared, paid, set aside or made to the holder thereof shall be equal to the dividend or distribution that such holder would have received pursuant to this Article 8.1(B) if such Preferred Shares held by each of the Major Investors and/or their assigns or transferees had been converted into Ordinary Shares immediately prior to the record date for such dividend or distribution, or if no such record date is established, the date such dividend or distribution is made.

8.2	Liquidation Rights.

A.	Liquidation Preferences. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all assets and funds of the Company legally available for distribution to the Members (after satisfaction of all creditors’ claims and claims that may be preferred by law) shall be distributed to the Members of the Company as follows:

(1) First, the holders of the Series C Preferred Shares shall be entitled to receive for each Series C Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of Series B Preferred Shares, Series A-3 Preferred Shares, Series A-2 Preferred Shares, Series A-1 Preferred Shares and Ordinary Shares by reason of their ownership of such shares, an amount equal to the sum of (i) one hundred percent (100%) of the applicable Series C Investment Price, and (ii) an interest thereon accrued on daily basis at a simple interest rate of twelve percent (12%) per annum, commencing from the Series C Investment Date and ending on the date when any amounts due and payable in respect of such Series C Preferred Share under this clause shall have been paid in full (the “Series C Preference Amount”). For the avoidance of doubt, the Series C Preference Amount shall not include any declared dividends accrued on the Series C Preferred Shares, regardless of whether paid or unpaid. If the entire assets and funds of the Company legally available for the distribution to the holders of the Series C Preferred Shares shall be insufficient to permit the payment in full of the Series C Preference Amount (as defined above), then such assets and funds of the Company legally available for the distribution to the holders of Series C Preferred Shares shall be distributed ratably among the holders of Series C Preferred Shares in proportion to the aggregate Series C Preference Amount each such holder is otherwise entitled to receive pursuant to this subclause (1).

(2) Second, if there are any assets or funds remaining after the aggregate Series C Preference Amount has been distributed or paid in full to the holders of Series C Preferred Shares pursuant to Articles 8.2(A)(1) above, the holders of the Series B Preferred Shares shall be entitled to receive for each Series B Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of Series A-3 Preferred Shares, Series A-2 Preferred Shares, Series A-1 Preferred Shares and Ordinary Shares by reason of their ownership of such shares, an amount equal to the sum of (i) one hundred percent (100%) of the applicable Series B Investment Price, and (ii) an interest thereon accrued on daily basis at a simple interest rate of twelve percent (12%) per annum, commencing from the Series B Investment Date (with respect to Taikang, from the Taikang Investment Date) and ending on the date when any amounts due and payable in respect of such Series B Preferred Share under this clause shall have been paid in full (the “Series B Preference Amount”). For the avoidance of doubt, the Series B Preference Amount shall not include any declared dividends accrued on the Series B Preferred Shares, regardless of whether paid or unpaid. If the entire assets and funds of the Company legally available for the distribution to the holders of the Series B Preferred Shares shall be insufficient to permit the payment in full of the Series B Preference Amount (as defined above), then such assets and funds of the Company legally available for the distribution to the holders of Series B Preferred Shares shall be distributed ratably among the holders of Series B Preferred Shares in proportion to the aggregate Series B Preference Amount each such holder is otherwise entitled to receive pursuant to this subclause (2).

(3) Third, if there are any assets or funds remaining after the aggregate Series C Preference Amount and Series B Preference Amount has been distributed or paid in full to the holders of Series C Preferred Shares and Series B Preferred Shares pursuant to Articles 8.2(A)(1) and Article 8.2(A)(2) above, the holders of the Series A-3 Preferred Shares shall be entitled to receive for each Series A-3 Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of Series A-2 Preferred Shares, Series A-1 Preferred Shares and Ordinary Shares by reason of their ownership of such shares, the amount equal to the sum of (i) one hundred percent (100%) of the applicable Series A-3 Investment Price, and (ii) an interest thereon accrued on daily basis at a simple interest rate of twelve percent (12%) per annum, commencing from the Series A-3 Investment Date and ending on the date when any amounts due and payable in respect of such Series A-3 Preferred Share under this clause shall have been paid in full (the “Series A-3 Preference Amount”). For the avoidance of doubt, the Series A-3 Preference Amount shall not include any declared dividends accrued on the Series A-3 Preferred Shares, regardless of whether paid or unpaid. If the assets and funds thus distributed among the holders of the Series A-3 Preferred Shares shall be insufficient to permit the payment in full to such holders of the Series A-3 Preference Amount, then the assets and funds of the Company legally available for distribution to the holders of Series A-3 Preferred Shares shall be distributed ratably among the holders of Series A-3 Preferred Shares in proportion to the aggregate Series A-3 Preference Amount each such holder is otherwise entitled to receive pursuant to this subclause (3).

(4) Fourth, if there are any assets or funds remaining after the aggregate Series C Preference Amount, Series B Preference Amount and Series A-3 Preference Amount has been distributed or paid in full to the holders of Series C Preferred Shares, Series B Preferred Shares and Series A-3 Preferred Shares pursuant to Articles 8.2(A)(1), 8.2(A)(2) and 8.2(A)(3) above, the holders of the Series A-1 Preferred Shares shall be entitled to receive for each Series A-1 Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of Series A-2 Preferred Shares and Ordinary Shares by reason of their ownership of such shares, the amount equal to the sum of (i) one hundred percent (100%) of the applicable Series A-1 Investment Price, and (ii) an interest thereon accrued on daily basis at a simple interest rate of twelve percent (12%) per annum, commencing from the Series A-1 Investment Date and ending on the date when any amounts due and payable in respect of such Series A-1 Preferred Share under this clause shall have been paid in full ( the “Series A-1 Preference Amount”, together with the Series A-3 Preference Amount, the Series B Preference Amount and the Series C Preference Amount, the “Preference Amount”). For the avoidance of doubt, the Series A-1 Preference Amount shall not include any declared dividends accrued on the Series A-1 Preferred Shares, regardless of whether paid or unpaid. If the assets and funds thus distributed among the holders of the Series A-1 Preferred Shares shall be insufficient to permit the payment in full to such holders of the Series A-1 Preference Amount, then the assets and funds of the Company legally available for distribution to the holders of Series A-1 Preferred Shares shall be distributed ratably among the holders of Series A-1 Preferred Shares in proportion to the aggregate Series A-1 Preference Amount each such holder is otherwise entitled to receive pursuant to this subclause (4).

(5) If there are any assets or funds remaining after the Preference Amount has been distributed or paid in full to the applicable holders of Series C Preferred Shares, Series B Preferred Shares, Series A-3 Preferred Shares and Series A-1 Preferred Shares pursuant to subclauses (1), (2), (3) and (4) above, the remaining assets and funds of the Company available for distribution to the Members shall be distributed ratably among all Members (including the holders of Preferred Shares) according to the relative number of Ordinary Shares held by such Member on an as if converted basis.

B.	Deemed Liquidation Event. A Deemed Liquidation Event shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of Article 8.2(A), and any proceeds, whether in cash or properties, resulting from a Deemed Liquidation Event shall be distributed in accordance with the terms of Article 8.2(A).

C.	Valuation of Properties. In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company pursuant to Article 8.2(A) or pursuant to a Deemed Liquidation Event of the Company pursuant to Article 8.2(B), the value of the assets to be distributed to the Members shall be determined in good faith by the Board (including the affirmative votes from all Investor Directors); provided that any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(2) If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(3) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a Deemed Liquidation Event, by the Board (including the affirmative votes from all Investor Directors);

provided further that the method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (1), (2) or (3) to reflect the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a Deemed Liquidation Event, by the Board (including the affirmative votes from all Investor Directors) so long as such determination applies in a consistent manner to assets distributed to all Members.

Regardless of the foregoing, any Major Investor shall have the right to challenge any determination by the Board of value pursuant to this Article 8.2(C), in which case the determination of value shall be made by an independent appraiser selected jointly by the liquidator or the Board (including the affirmative votes from all Investor Directors), as applicable, and the challenging parties, with the cost of such appraisal to be borne equally by the Company and the challenging parties.

D.	Notices. In the event that the Company shall propose at any time to consummate a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, then, in connection with each such event, subject to any necessary approval required in the Statute and these Articles, the Company shall send to the holders of Series A-1 Preferred Shares and/or Series A-3 Preferred Shares and/or Series B Preferred Shares and/or Series C Preferred Shares at least thirty (30) days prior written notice of the date when the same shall take place; provided, however, that the foregoing notice periods may be shortened or waived with the vote or written consent of the Major Investors.

E.	Enforcement. In the event the requirements of this Article 8.2 are not complied with, the Company shall forthwith either (i) cause the closing of the applicable transaction to be postponed until such time as the requirements of this Article 8.2 have been complied with, or (ii) cancel such transaction.

8.3	Conversion Rights

The holders of the Preferred Shares shall have the rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares:

A.	Conversion Ratio. The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series A-1 Preferred Share shall be the quotient of the Series A-1 Investment Price divided by the then effective Series A-1 Conversion Price (the “Series A-1 Conversion Price”), which shall initially be the Series A-1 Investment Price, resulting in an initial conversion ratio for Series A-1 Preferred Shares of 1:1, being no less than par value. The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series A-2 Preferred Share shall be the quotient of the Series A-2 Investment Price divided by the then effective Series A-2 Conversion Price (the “Series A-2 Conversion Price”), which shall initially be the Series A-2 Investment Price, resulting in an initial conversion ratio for Series A-2 Preferred Shares of 1:1, being no less than par value. The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series A-3 Preferred Share shall be the quotient of the Series A-3 Investment Price divided by the then effective Series A-3 Conversion Price (the “Series A-3 Conversion Price”), which shall initially be the Series A-3 Investment Price, resulting in an initial conversion ratio for Series A-3 Preferred Shares of 1:1, being no less than par value. The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series B Preferred Share shall be the quotient of the Series B Investment Price divided by the then effective Series B Conversion Price (the “Series B Conversion Price”), which shall initially be the Series B Investment Price, resulting in an initial conversion ratio for Series B Preferred Shares of 1:1, being no less than par value. The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series C Preferred Share shall be the quotient of the Series C Investment Price divided by the then effective Series C Conversion Price (the “Series C Conversion Price”), which shall initially be the Series C Investment Price, resulting in an initial conversion ratio for Series C Preferred Shares of 1:1, being no less than par value.

B.	Optional Conversion. Subject to the Statute and these Articles, any Preferred Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such shares, without the payment of any additional consideration, into fully-paid and non-assessable Ordinary Shares based on the then-effective applicable Conversion Price.

C.	Automatic Conversion. Each Series A-1 Preferred Share shall automatically be converted, based on the then-effective applicable Conversion Price, without the payment of any additional consideration, into fully-paid and non-assessable Ordinary Shares upon the earlier of (i) the closing of an applicable Qualified IPO, or (ii) the date specified by written consent or agreement of the holders of a majority of the Series A-1 Preferred Shares. Each Series A-2 Preferred Share shall automatically be converted, based on the then-effective applicable Conversion Price, without the payment of any additional consideration, into fully-paid and non-assessable Ordinary Shares upon the earlier of (i) the closing of an applicable Qualified IPO, or (ii) the date specified by written consent or agreement of the holders of a majority of the Series A-2 Preferred Shares. Each Series A-3 Preferred Share shall automatically be converted, based on the then-effective applicable Conversion Price, without the payment of any additional consideration, into fully-paid and non-assessable Ordinary Shares upon the earlier of (i) the closing of an applicable Qualified IPO, or (ii) the date specified by written consent or agreement of the holders of a majority of the Series A-3 Preferred Shares. Each Series B Preferred Share shall automatically be converted, based on the then-effective applicable Conversion Price, without the payment of any additional consideration, into fully-paid and non-assessable Ordinary Shares upon the earlier of (i) the closing of an applicable Qualified IPO, or (ii) the date specified by written consent or agreement of the holders of a majority of the Series B Preferred Shares (including the approval from each Major Series B Investor). Each Series C Preferred Share shall automatically be converted, based on the then-effective applicable Conversion Price, without the payment of any additional consideration, into fully-paid and non-assessable Ordinary Shares upon the earlier of (i) the closing of an applicable Qualified IPO, or (ii) the date specified by written consent or agreement of the Major Series C Investor. Any conversion pursuant to this Article 8.3(C) shall be referred to as an “Automatic Conversion”.

D.	Conversion Mechanism. The conversion hereunder of any applicable Preferred Share shall be effected in the following manner:

(1) Except as provided in Articles 8.3(D)(2) and 8.3(D)(3) below, before any holder of any Preferred Shares shall be entitled to convert the same into Ordinary Shares, such holder shall surrender the certificate or certificates therefor (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) at the office of the Company or of any transfer agent for such share to be converted and shall give notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Ordinary Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of applicable Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such notice and such surrender of the Preferred Shares to be converted, and the Register of Members shall be updated accordingly to reflect the same, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date.

(2) If the conversion is in connection with an underwritten public offering of securities, the conversion will be conditioned upon the closing with the underwriter(s) of the sale of securities pursuant to such offering and the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion shall not be deemed to have converted the applicable Preferred Shares until immediately prior to the closing of such sale of securities.

(3) Upon the occurrence of an event of Automatic Conversion, all applicable holders of Preferred Shares to be automatically converted will be given at least ten (10) days’ prior written notice of the date fixed (which date shall in the case of an applicable Qualified IPO be the latest practicable date immediately prior to the closing of the applicable Qualified IPO) and the place designated for automatic conversion of all such Preferred Shares pursuant to this Article 8.3(D). Such notice shall be given pursuant to Articles 108 through 112 to each record holder of such Preferred Shares at such holder’s address appearing on the Register of Members. On or before the date fixed for conversion, each holder of such Preferred Shares shall surrender the applicable certificate or certificates (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) for all such shares to the Company at the place designated in such notice. On the date fixed for conversion, the Company shall promptly effect such conversion and update its Register of Members to reflect such conversion, and all rights with respect to such Preferred Shares so converted will terminate, with the exception of the right of a holder thereof to receive the Ordinary Shares issuable upon conversion of such Preferred Shares, and upon surrender of the certificate or certificates therefor (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor), to receive certificates (if applicable) for the number of Ordinary Shares into which such Preferred Shares have been converted. All certificates evidencing such Preferred Shares shall, from and after the date of conversion, be deemed to have been retired and cancelled and the Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

(4) The Company may effect the conversion of Preferred Shares in any manner available under applicable law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Ordinary Shares. For purposes of the repurchase or redemption, the Company may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of its capital.

(5) No fractional Ordinary Shares shall be issued upon conversion of any Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at the discretion of the Board of Directors either (i) pay cash equal to such fraction multiplied by the fair market value for the applicable Preferred Share as determined and approved by the Board of Directors in good faith, or (ii) issue one whole Ordinary Share for each fractional share to which the holder would otherwise be entitled.

(6) Upon conversion, all declared but unpaid share dividends on the applicable Preferred Shares shall be paid in shares and all declared but unpaid cash dividends on the applicable Preferred Shares shall be paid either in cash or by the issuance of a number of further Ordinary Shares equal to the value of such cash amount, at the option of the holders of the applicable Preferred Shares.

E.	Adjustment of the Conversion Price. Each Conversion Price shall be adjusted and readjusted from time to time as provided below, save that no adjustment shall have the effect that the relevant Conversion Price would be less than the par value of the Ordinary Shares into which the applicable Preferred Shares are to be converted:

(1) Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Conversion Price in effect immediately prior to such subdivision with respect to each Preferred Share shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination with respect to each Preferred Share shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(2) Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution solely to the holders of Ordinary Shares payable in additional Ordinary Shares, the Conversion Price then in effect with respect to each Preferred Share shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Conversion Price by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (ii) that no such adjustment shall be made if the holders of the applicable series of Preferred Shares simultaneously receive a dividend or other distribution of shares of Ordinary Shares in a number equal to the number of shares of Ordinary Shares as they would have received if all outstanding shares of such series of Preferred Shares had been converted into Ordinary Shares on the date of such event.

(3) Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Clause 8.3(E)(2) with respect to the rights of the holders of the Preferred Shares.

(4) Adjustments for Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a liquidation in Article 8.2(B)), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such shares would have received in connection with such event had the relevant Preferred Shares been converted into Ordinary Shares immediately prior to such event.

(5)	Adjustments to Conversion Price for Dilutive Issuance.

(a) Special Definition. For purpose of this Article 8.3(E)(5), the following definitions shall apply:

(i) “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii) “Convertible Securities” shall mean any indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iii) “New Securities” shall mean all Ordinary Shares issued (or, pursuant to Article 8.3(E)(5)(c), deemed to be issued) by the Company after the date on which these Articles are adopted, other than the following issuances (collectively, the “Excepted Issuances”):

a).	any Ordinary Shares and/or options or warrants therefor issued pursuant to the ESOP (on the terms compliant with Section 12.9 of the Shareholders Agreement);

b).	Ordinary Shares actually issued upon the conversion or exchange of Convertible Securities, provided such issuance is pursuant to the terms of such Convertible Security and the issuance of such Convertible Security is approved pursuant to Article 8.4(B)(2)(a) below;

c).	any Equity Securities of the Company issued in connection with any share split, share dividend, reclassification or other similar event duly approved pursuant to Article 8.4(B)(2)(a) below, in which all of the Members have the right to participate on a pro-rata basis;

d).	any Equity Securities of the Company issued pursuant to a Qualified IPO;

e).	any Equity Securities of the Company issued pursuant to the bona fide acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization, in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, in any case, as duly approved pursuant to Article 8.4(B)(2)(a) below;

f).	Ordinary Shares issued upon the conversion of Preferred Shares; and

g).	any Equity Securities of the Company issued pursuant to the Series C Purchase Agreement.

(b) No Adjustment of Conversion Price. No adjustment in the Conversion Price with respect to any Preferred Share shall be made in respect of the issuance of New Securities unless the consideration per Ordinary Share (determined pursuant to Article 8.3(E)(5)(e) hereof) for the New Securities issued or deemed to be issued by the Company is less than such Conversion Price in effect immediately prior to such issuance, as provided for by Article 8.3(E)(5)(d). No adjustment or readjustment in the Conversion Price with respect to any Preferred Share otherwise required by this Article 8.3 shall affect any Ordinary Shares issued upon conversion of any applicable Preferred Share prior to such adjustment or readjustment, as the case may be.

(c) Deemed Issuance of New Securities. In the event the Company at any time or from time to time after the applicable Preferred Share Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any series or class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number for anti-dilution adjustments) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or the exercise of such Options, shall be deemed to be New Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which New Securities are deemed to be issued:

(i) no further adjustment in the Conversion Price with respect to any Preferred Share shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the then effective Conversion Price with respect to any Preferred Share computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii) no readjustment pursuant to Article 8.3(E)(5)(c)(ii) shall have the effect of increasing the then effective Conversion Price with respect to any Preferred Share to an amount which exceeds the Conversion Price with respect to such Preferred Share that would have been in effect had no adjustments in relation to the issuance of the Options or Convertible Securities as referenced in Article 8.3(E)(5)(c)(ii) been made;

(iv) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that have not been exercised, the then effective Conversion Price with respect to any Preferred Share computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustment based thereon shall, upon such expiration, be recomputed as if:

(x)	in the case of Convertible Securities or Options for Ordinary Shares, the only New Securities issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(y)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the New Securities deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Article 8.3(E)(4)(e)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(v) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price with respect to any Preferred Share which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price with respect to such Preferred Share shall be adjusted pursuant to this Article 8.3(E)(5)(c) as of the actual date of their issuance.

(d) Adjustment of the Conversion Price upon Issuance of New Securities. Subject to the Article 8.4(B) hereof, in the event of an issuance of New Securities, at any time after the applicable Preferred Share Issue Date, for a consideration per Ordinary Share or Preferred Share received by the Company (net of any selling concessions, discounts or commissions) (the “New Price”) less than the applicable Conversion Price with respect to any Series A-1 Preferred Share and/or Series A-3 Preferred Share and/or Series B Preferred Share and/or Series C Preferred Share in effect immediately prior to such issue, then and in such event, the applicable Conversion Price with respect to such Series A Preferred Share and/or Series B Preferred Share and/or Series C Preferred Share shall be reduced, concurrently with such issue, to such New Price.

(e) Determination of Consideration. For purposes of this Article 8.3(E)(5), the consideration received by the Company for the issuance of any New Securities shall be computed as follows:

(i) Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends and excluding any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of any New Securities;

(2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined and approved in good faith by the Board of Directors (so long as such approval includes the approval of all the Investor Directors); provided, however, that no value shall be attributed to any services performed by any employee, officer or director of any Group Company;

(3) in the event New Securities are issued together with other Shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received which relates to such New Securities, computed as provided in clauses (1) and (2) above, as reasonably determined in good faith by the Board of Directors, including the consent of all the Investor Directors.

(ii) Options and Convertible Securities. The consideration per Ordinary Share received by the Company for New Securities deemed to have been issued pursuant to Article 8.3(E)(5)(c) hereof relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities (determined in the manner described in paragraph (i) above), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by (y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(6) Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 8.3(E) are not strictly applicable, but the failure to make any adjustment to the Conversion Price with respect to any Preferred Share, would not fairly protect the conversion rights of the holders of such Preferred Shares in accordance with the essential intent and principles hereof, then the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 8.3(E), necessary to preserve, without dilution, the conversion rights of the holders of such Preferred Shares.

(7) No Impairment. The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, amalgamation, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 8.3 and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of Preferred Shares against impairment.

(8) Certificate of Adjustment. In the case of any adjustment or readjustment of the Conversion Price with respect to any Preferred Share, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate by notice to each registered holder of such Preferred Shares at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any New Securities issued or sold or deemed to have been issued or sold, (ii) the number of New Securities issued or sold or deemed to be issued or sold, (iii) the Conversion Price with respect to such Preferred Share, in effect before and after such adjustment or readjustment, and (iv) the type and number of Equity Securities of the Company, and the type and amount, if any, of other property which would be received upon conversion of such Preferred Shares after such adjustment or readjustment.

(9) Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment set forth in this Article 8.3(E), the Company shall give notice to the holders of the relevant Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price with respect to the relevant Preferred Share, and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the relevant Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(10) Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holders of Preferred Shares, the Company and its Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(11) Notices. Any notice required or permitted pursuant to this Article 8.3 shall be given in writing and shall be given in accordance with Articles 108 through 112.

(12) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of the Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which such Preferred Shares so converted were registered.

8.4	Voting Rights.

A.	General Rights. Subject to the provisions of the Memorandum and these Articles, at all general meetings of the Company: (a) the holder of Ordinary Shares issued and outstanding shall have one (1) vote in respect of each Ordinary Share held by such holder, and (b) the holder of Preferred Shares shall be entitled to such number of votes as equals the number of Ordinary Shares into which such holder’s collective Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s Members entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s Members is first solicited. To the extent that the Statute or these Articles allow the Preferred Shares to vote separately as a class or series with respect to any matters, such Preferred Shares shall have the right to vote separately as a class or series with respect to such matters.

B.	Protective Provisions.

(1)	Approval by the Board. Subject to Article 8.4(B)(2), the Board shall be entitled to decide all major matters of the Company, including but without limitation the following (if any of the following matter requires the approval of the Members of the Company in accordance with the applicable Laws and other Transaction Documents, then the Company shall not take any action unless such matter has been approved by such Members):

(a)	any acquisition of any equity interests or material assets of any Persons by the Group Companies in an amount equal to or exceeding RMB30,000,000; use or establishment of any trade name or brands other than those are currently used by the Group Companies as of the date hereof;

(b)	any change of the size or composition of the board of directors of the Company, the Major Group Companies and/or the Special Group Companies (for the purpose of this Article 8.4(B)(1)(b), the term “Special Group Company” shall not include any regional sales company established by the Group Companies);

(c)	any adoption, modification, implementation of the profit distribution plans and loss recovery plans of the Company, the Major Group Companies and/or the Special Group Companies; any capitalization of the capital surplus of any Group Company;

(d)	any change to the Business, entering into or investment in any new business that is not related to the business of automobiles or financial services or any new business that is related to the business of automobiles or financial services but may have adverse effect on the Business;

(e)	any approval, modification or amendment of any terms of the related party transactions between the Company, the Major Group Companies and/or the Special Group Companies as one party, and any director, shareholder, senior management, employees of the Company, the Major Group Companies and/or the Special Group Companies, or the Affiliates of such Persons, or any Affiliate of the Company, the Major Group Companies and/or the Special Group Companies (except for the Major Group Companies and the Special Group Companies) as the other party (other than any business cooperation or similar transaction or arrangement between the Company, any Major Group Company and/or any Special Group Company, on the one hand, and Didi and/or any of its Affiliates, on the other hand), including without limitation, directly or indirectly providing loans, guarantee to any director, shareholder, senior management or employees of the Company, the Major Group Companies and/or the Special Group Companies or any of their Affiliates or providing indemnity or guarantee to any debts of any director, shareholder, senior management or employees of the Company, the Major Group Companies and/or the Special Group Companies or any of their Affiliates (for the avoidance of doubt, the payment of the commission and services fees by the Domestic Company to the other Group Companies Controlled by the Domestic Company in the ordinary course of business of automobiles financial services shall not be deemed as related party transactions, provided that such commission and services fees shall be priced on an arms-length basis and consistent with the past practice of the Domestic Company in connection with the payment of commission and/or services fees to the Subsidiaries Controlled by the Domestic Company);

(f)	any incurrence by the Company, the Major Group Companies and/or the Special Group Companies of any Indebtedness to any third party outside the ordinary cause of the business (for the purpose of this Article 8.4(B)(1)(f), the ordinary cause of the business means, to the extent permitted by applicable Laws, (i) cooperating with banks or other financial institutions to repurchase or provide guarantee to overdue auto-loans in the business of automobile financing, (ii) incurrence of Indebtedness or provision of guarantees to banks or trusts in the business of financial lease, (iii) the working capital credit facility not exceeding RMB100,000,000 in aggregate provided by the financial institutions to the Domestic Company);

(g)	any sale, Transfer, license, pledge or disposal in any other form of any Intellectual Property of the Company, the Major Group Company and/or the Special Group Company;

(h)	any lending by any Group Company to any third parties, or making any capital commitment, payment or expenditure out of annual budget in an amount exceeding RMB5,000,000 for a single transaction or exceeding RMB10,000,000 in the aggregate for all such transactions during any fiscal year;

(i)	any provision by any Group Company of any guarantee for the benefit of any third party (except for those occurring in the ordinary course of business to financial institutions);

(j)	creation of Lien over the assets, business, rights or shares of any Group Company, other than the guarantee of Indebtedness to financial institutions incurred in a Group Company’s ordinary course of business or share pledge as provided under the Control Documents;

(k)	any investment in or the set-up of (i) any Subsidiary, joint venture, partnership Controlled by any Group Company (except for those regional sales companies established by the Group Companies in the ordinary course of business which do not meet the standard as set forth in the sub-section (ii) of this Article 8.4(B)(1)(k)), (ii) any Subsidiary, joint venture or partnerships, the net asset value of which exceeds RMB 10,000,000, (iii) any Subsidiary, joint venture, partnership with the capital contributions (in a single transaction or in the aggregate) exceeding RMB 10,000,000 by any Group Company;

(l)	the approval of, or any deviation from or amendment of, the annual budget (including the budget for Indebtedness and capital expenditure) and final accounts plan of the Company, the Major Group Companies and/or the Special Group Companies;

(m)	the appointment and removal of any member of the senior management of the Company, the Major Group Companies and/or the Special Group Companies, including but not limited to the general manager, chief executive officer, chief financial officer, chief operation officer and other officers of or above such level;

(n)	any undertaking or agreement to indemnify any third party made by the Company, the Major Group Companies and/or the Special Group Companies (other than those occur in the ordinary course of business);

(o)	the introduction of key management member or other natural Person of any Major Group Companies and/or Special Group Companies by issuance of Equity Securities of such Group Companies as the incentives to such natural Person;

(p)	the introduction of key management member or other natural Person of any Group Companies (other than the Major Group Companies and the Special Group Companies) by issuance of Equity Securities of such Group Companies as the incentives to such natural Person;

(q)	the allocation of reserve fund, enterprise development fund, employees’ bonus and allowance fund and certain other funds by the Domestic Company, the WFOE or other PRC Group Companies required by the applicable Laws;

(r)	the approval of, or any deviation from or amendment of, the business plan of the Company, the Major Group Companies and/or the Special Group Companies;

(s)	determination of the remuneration of the chairman of the Board;

(t)	provided that the terms are compliant with Section 12.9 of the Shareholders Agreement, the adoption, amendment, implementation, or termination of the ESOP or any other equity incentive, purchase or participation plan for the benefit of any employees, officers, directors, contractors, advisors or consultants of any of the Group Companies; the determination of the grant or issuance of options under the ESOP;

(u)	setting up a new branch office, or any other Subsidiaries, joint ventures, partnerships other than those as set forth in Article 8.4(B)(1)(k); and

(v)	upon reasonable judgment, any other matters which may have material effect on the Company or the Domestic Company or the WFOE.

(2)	Special Approval.

(a)	Notwithstanding anything else to the contrary contained herein or in the Charter Documents of any other Group Company or in the Shareholders Agreement, any matters listed below shall be approved by each of the Major Investors, provided that with respect to the matters set out in Article 8.4(B)(2)(a)(viii), the approval of each Major Investor shall be required only when such amendment, change or removal is relating to, or creates any limitation on, or would adversely affect the rights, preference, powers or privileges that such Major Investor is entitled to:

(i) any merger, amalgamation, division, consolidation, or reorganization, liquidation, dissolution, cessation of business, winding up or Deemed Liquidation Event of any Group Company, any Transfer (as defined in the Right of First Refusal and Co-Sale Agreement) of any Equity Securities of any Group Company (other than the Company) or all or sustainably all assets or goodwill of any Group Company, any change to or restructuring on the capital structure of any Group Company, or any dilution of the shareholding percentage of the Company in any other Group Companies, any other matter involving a change of Control of any Group Companies;

(ii) any amendment or modification to any of the Charter Documents of the Company, any Major Group Company and Special Group Company (as defined in the Shareholders Agreement);

(iii) except for the issuance of Equity Securities or options by the Company pursuant to the ESOP Plan (as defined in the Shareholders Agreement) and in compliance with Section 12.9 of the Shareholders Agreement, any action that changes the capital structure of any Company, Major Group Company or Special Group Company, including but without limitation any increase or decrease of the authorized capital or the registered capital, the issuance of any new Equity Securities, convertible securities, bonds, notes, warrants, options, any redemption of shares or other actions which may directly or indirectly dilute the shareholding percentage of any Major Investor in the Company, or any action which may directly or indirectly dispose or dilute the interests of the Company in any Major Group Companies or Special Group Companies;

(iv) any sale or issuance of any Equity Securities, bonds, notes, warrants or options by the Company, the Major Group Companies and/or the Special Group Companies (except for the issuance of Equity Securities or options by the Company pursuant to the ESOP Plan and in compliance with Section 12.9 of the Shareholders Agreement); any purchase of any Equity Securities, bonds, notes, warrants or options of any other Persons by the Company, the Major Group Companies and/or the Special Group Companies;

(v) any public offering of any Equity Securities of the Company, the Major Group Companies and/or the Special Group Companies (including the determination of the plan, time, valuation, gross proceeds, stock exchange, and the underwriters therefor);

(vi) any action, dispute, claim, litigation, arbitration or other legal proceedings initiated by any Principal, any Principal Holding Company or any Group Companies which may directly or indirectly affect the interests of the applicable Major Investors in the Group Companies (except for those (x) occurring in the ordinary course of the business of the Group Companies or (y) initiated by such Principal, Principal Holding Company or Group Companies for purposes of enforcing their rights, privileges or remedies pursuant to any of the Transaction Documents in accordance with their terms);

(vii) any termination, modification or waiver of, or amendment to, any Control Documents;

(viii) any amendment or change to or removal of the rights, preferences, privileges, powers, or provisions in favor of any Investor, or creation of any limitations thereon;

(ix) any actions that grant any other Shareholder the rights, preferences, privileges, or powers senior to or on a parity with those granted to the Major Investors as to liquidation, dividend and asset distribution preference.

Notwithstanding anything else to the contrary contained herein or in the Charter Documents of any other Group Company or in the Shareholders Agreement, in the absence of the affirmative vote of each of the Major Investors, none of the Company or its representatives shall have the right to take, or permit the Company or any applicable Group Company to take, approve, authorize, or agree or commit to do any matter listed in this Article 8.4(B)(2)(a), otherwise the relevant shareholder resolution or Board resolution and any action taken by the Company or any applicable Group Company or their respective representatives with respect to such matters shall be void, and be considered a material breach of the Transaction Documents by the Principals, Principal Holding Companies, the Partnerships and the Group Companies.

(b)	Any matters listed in Article 8.4(B)(1)(a) through Article 8.4(B)(1)(o) (collectively, the “WP Director Veto Matters”) shall be approved by the Board including the affirmative vote of WP Director. In the absence of the above affirmative vote of WP Director, none of the Company or its representatives shall have the right to take, or permit the Company or any applicable Group Company to take or authorize, any matter in relation to the WP Director Veto Matters, otherwise the relevant Board resolution and any action taken by the Company, its representatives or any Group Company with respect to such matters shall be void, and be considered a material breach of the Transaction Documents of the Principals, Principal Holding Companies, the Partnerships and the Group Companies.

(c)	Any matters listed in Article 8.4(B)(1)(a) through Article 8.4(B)(1)(o) other than the matters listed in Article 8.4(B)(1)(l) and Article 8.4(B)(1)(m) (collectively, the “TK Director Veto Matters”) shall be approved by the Board (including the affirmative vote of Taikang Director). In the absence of the above affirmative vote of Taikang Director, none of the Company or its representatives shall have the right to take, or permit the Company or any applicable Group Company to take or authorize, any matter in relation to the TK Director Veto Matters, otherwise the relevant Board resolution and any actions taken by the Company, its representatives or any Group Company with respect to such matters shall be void, and be considered a material breach of the Transaction Documents of the Principals, Principal Holding Companies, the Partnerships and the Group Companies.

(d)	Any matters listed in Article 8.4(B)(1)(a) through Article 8.4(B)(1)(o) (collectively, the “Tencent Director Veto Matters”) shall be approved by the Board including the affirmative vote of Tencent Director. In the absence of the above affirmative vote of Tencent Director, none of the Company or its representatives shall have the right to take, or permit the Company or any applicable Group Company to take or authorize, any matter in relation to the Tencent Director Veto Matters, otherwise the relevant Board resolution and any actions taken by the Company, its representatives or any Group Company with respect to such matters shall be void, and be considered a material breach of the Transaction Documents of the Principals, Principal Holding Companies, the Partnerships and the Group Companies. Notwithstanding the foregoing, the following matters shall be approved by Tencent or with the affirmative vote of Tencent Director (as the case may be): (i) any adoption or modification of the annual business plan and annual financial plan of the Company, (ii) any action that grant any rights, preferences, privileges (other than with respect to any legal right of the shareholder in accordance with applicable laws) to any other Person or change of the rights of such Person, senior to or on a parity with Tencent, and (iii) any material change of the ESOP Plan and the employee share incentives to be granted according to such ESOP Plan, or setting up, modification of, or canceling any employee share incentive plan except for the ESOP as set out in Section 12.9 of the Shareholders Agreement.

(e)	Any matters listed in Article 8.4(B)(1)(a) through Article 8.4(B)(1)(o) (collectively, the “Didi Director Veto Matters”) shall be approved by the Board including the affirmative vote of Didi Director. In the absence of the above affirmative vote of Didi Director, none of the Company or its representatives shall have the right to take, or permit the Company or any applicable Group Company to take or authorize, any matter in relation to the Didi Director Veto Matters, otherwise the relevant Board resolution and any actions taken by the Company, its representatives or any Group Company with respect to such matters shall be void, and be considered a material breach of the Transaction Documents of the Principals, Principal Holding Companies, the Partnerships and the Group Companies. Notwithstanding the foregoing, the declaration or payment of a dividend or other distribution on Ordinary Shares or Preferred Shares shall be approved by Didi or with the affirmative vote of Didi Director (as the case may be). Notwithstanding the foregoing, the following matters shall be approved by Didi or with the affirmative vote of Didi Director (as the case may be): (i) any adoption or modification of the annual business plan and annual financial plan of the Company, (ii) any action that grant any rights, preferences, privileges (other than with respect to any legal right of the shareholder in accordance with applicable laws) to any other Person or change of the rights of such Person, senior to or on a parity with Didi, and (iii) any material change of the ESOP Plan and the employee share incentives to be granted according to such ESOP Plan, or setting up, modification of, or canceling any employee share incentive plan except for the ESOP as set out in Section 12.9 of the Shareholders Agreement.

8.5	Redemption Rights

A.	Redemption.

(1)	At any time and from time to time, upon written notice of any holder of Series C Preferred Shares (“Redeeming Series C Holder”), the Company shall redeem all or a portion of the Series C Preferred Shares held by such Redeeming Series C Holder (“Redeemed Series C Shares”) at the Series C Redemption Price (as defined below), provided that any of the following events (collectively, the “Series C Redemption Events”) occurs:

(a)	an applicable Qualified IPO has not been consummated by the Company by the fourth (4th) anniversary of the Series B Investment Date;

(b)	an initial public offering of the Company at any time which is not a Qualified IPO, unless such Redeeming Series C Holder agrees in writing to deem such initial public offering as a Qualified IPO and waives its redemption right under this Article 8.5;

(c)	the occurrence of any Material Breach Event; or

(d)	any other Redeeming Holder has delivered a Redemption Notice.

(2)	At any time and from time to time, upon written notice of any holder of Series B Preferred Shares (“Redeeming Series B Holder”), the Company shall redeem all or a portion of the Series B Preferred Shares held by such Redeeming Series B Holder (“Redeemed Series B Shares”) at the Series B Redemption Price (as defined below), provided that any of the following events (collectively, the “Series B Redemption Events”) occurs:

(a)	an applicable Qualified IPO has not been consummated by the Company by the fourth (4th) anniversary of the Series B Investment Date, provided that Tencent may exercise its redemption rights under this Article 8.5(A)(2) if a Qualified IPO has not been consummated by the Company before December 31, 2022;

(b)	an initial public offering of the Company at any time which is not a Qualified IPO, unless such Redeeming Series B Holder agrees in writing to deem such initial public offering as a Qualified IPO and waives its redemption right under this Article 8.5;

(c)	the occurrence of any Material Breach Event; or

(d)	any other Redeeming Holder has delivered a Redemption Notice.

(3)	At any time and from time to time, upon written notice of any holder of Series A-3 Preferred Shares (“Redeeming Series A-3 Holder”), the Company shall redeem all or a portion of the Series A-3 Preferred Shares held by such Redeeming Series A-3 Holder (“Redeemed Series A-3 Shares”) at the Series A-3 Redemption Price (as defined below), provided that any of the following events (collectively, the “Series A-3 Redemption Events”) occurs:

(a)	an applicable Qualified IPO has not been consummated by the Company by the fourth (4th) anniversary of the Series B Investment Date;

(b)	an initial public offering of the Company at any time which is not a Qualified IPO, unless such Redeeming Series A-3 Holder agrees in writing to deem such initial public offering as a Qualified IPO and waives its redemption right under this Article 8.5;

(c)	the occurrence of any Material Breach Event; or

(d)	any other Redeeming Holder has delivered a Redemption Notice.

(4)	At any time and from time to time, upon written notice of the holder of Series A-1 Preferred Shares (“Redeeming Series A-1 Holder”, together with the Redeeming Series A-3 Holder, Redeeming Series B Holder and Redeeming Series C Holder, collectively, the “Redeeming Holders” and each, a “Redeeming Holder”), the Company shall redeem all or a portion of 40,355,835 Series A-1 Preferred Shares held by such Redeeming Series A-1 Holder (“Redeemed Series A-1 Shares”) at the Series A-1 Redemption Price (as defined below), provided that any of the following events (collectively, the “Series A-1 Redemption Events”) occurs:

(a)	an applicable Qualified IPO has not been consummated by the Company by the fourth (4th) anniversary of the Series B Investment Date;

(b)	an initial public offering of the Company at any time which is not a Qualified IPO, unless such Redeeming Series A-1 Holder agrees in writing to deem such initial public offering as a Qualified IPO and waives its redemption right under this Article 8.5;

(c)	the occurrence of any Material Breach Event; or

(d)	any other Redeeming Holder has delivered a Redemption Notice.

B.	Redemption Price and Preference.

(1)	The Series C Redemption Price for each Redeemed Series C Share redeemed pursuant to Article 8.5(A)(1)(a) or Article 8.5(A)(1)(c) above (in respect of Article 8.5(A)(1)(c), provided that any other Redeeming Holder has delivered a Redemption Notice due to the event under Article 8.5(A)(2)(a), 8.5(A)(3)(a) or 8.5(A)(4)(a)) shall be the sum of (x) 100% of the Series C Investment Price, and (y) an interest accrued thereon on daily basis at a simple interest rate of twelve percent (12%) per annum, commencing from the Series C Investment Date and ending on the Series C Redemption Closing Date, in each case, in respect of the Redeemed Series C Shares held by such Redeeming Series C Holder. Notwithstanding the foregoing, in the event that any Material Breach Event has occurred or any other Redeeming Holder has delivered a Redemption Notice after the occurrence of any Material Breach Event, the Series C Redemption Price for each Redeemed Series C Share shall be the sum of (x) 100% of the Series C Investment Price, and (y) an interest accrued thereon on daily basis at a simple interest rate of fifteen percent (15%) per annum, commencing from the Series C Investment Date and ending on the Series C Redemption Closing Date. For the avoidance of doubt, the Series C Redemption Price shall not include any declared dividends accrued on the Series C Preferred Shares, regardless of whether paid or unpaid.

(2)	The Series B Redemption Price for each Redeemed Series B Share redeemed pursuant to Article 8.5(A)(2)(a) or Article 8.5(A)(2)(c) above (in respect of Article 8.5(A)(2)(c), provided that any other Redeeming Holder has delivered a Redemption Notice due to the event under Article 8.5(A)(1)(a), 8.5(A)(3)(a) or 8.5(A)(4)(a)) shall be the sum of (x) 100% of the Series B Investment Price, and (y) an interest accrued thereon on daily basis at a simple interest rate of twelve percent (12%) per annum, commencing from the Series B Investment Date and ending on the Series B Redemption Closing Date, in each case, in respect of the Redeemed Series B Shares held by such Redeeming Series B Holder. Notwithstanding the foregoing, in the event that any Material Breach Event has occurred or any other Redeeming Holder has delivered a Redemption Notice after the occurrence of any Material Breach Event, the Series B Redemption Price for each Redeemed Series B Share shall be the sum of (x) 100% of the Series B Investment Price, and (y) an interest accrued thereon on daily basis at a simple interest rate of fifteen percent (15%) per annum, commencing from the Series B Investment Date and ending on the Series B Redemption Closing Date. For the avoidance of doubt, the Series B Redemption Price shall not include any declared dividends accrued on the Series B Preferred Shares, regardless of whether paid or unpaid.

(3)	The Series A-3 Redemption Price for each Redeemed Series A-3 Share redeemed pursuant to Article 8.5(A)(3)(a) or Article 8.5(A)(3)(c) above (in respect of Article 8.5(A)(3)(c), provided that any other Redeeming Holder has delivered a Redemption Notice due to the event under Article 8.5(A)(1)(a), 8.5(A)(2)(a) or 8.5(A)(4)(a)) shall be the sum of (x) 100% of the Series A-3 Investment Price, and (y) an interest accrued thereon on daily basis at a simple interest rate of twelve percent (12%) per annum, commencing from the Series A-3 Investment Date and ending on the Series A-3 Redemption Closing Date, in each case, in respect of all of the Redeemed Series A-3 Shares held by such Redeeming Series A-3 Holder. Notwithstanding the foregoing, in the event that any Material Breach Event has occurred or any other Redeeming Holder has delivered a Redemption Notice after the occurrence of any Material Breach Event, the Series A-3 Redemption Price for each Redeemed Series A-3 Share shall be the sum of (x) 100% of the Series A-3 Investment Price, and (y) an interest accrued thereon on daily basis at a simple interest rate of fifteen percent (15%) per annum, commencing from the Series A-3 Investment Date and ending on the Series A-3 Redemption Closing Date. For the avoidance of doubt, the Series A-3 Redemption Price shall not include any declared dividends accrued on the Series A-3 Preferred Shares, regardless of whether paid or unpaid.

(4)	The Series A-1 Redemption Price for each Redeemed Series A-1 Share redeemed pursuant to Article 8.5(A)(4)(a) or Article 8.5(A)(4)(c) above (in respect of Article 8.5(A)(4)(c), provided that any other Redeeming Holder has delivered a Redemption Notice due to the event under Article 8.5(A)(1)(a), 8.5(A)(2)(a) or 8.5(A)(3)(a)) shall be the sum of (x) 100% of the Series A-1 Investment Price, and (y) an interest accrued thereon on daily basis at a simple interest rate of twelve percent (12%) per annum, commencing from the Series A-1 Investment Date and ending on the Series A-1 Redemption Closing Date, in each case, in respect of all of the Redeemed Series A-1 Shares held by such Redeeming Series A-1 Holder. Notwithstanding the foregoing, in the event that any Material Breach Event has occurred or any other Redeeming Holder has delivered a Redemption Notice after the occurrence of any Material Breach Event, the Series A-1 Redemption Price for each Redeemed Series A-1 Share shall be the sum of (x) 100% of the Series A-1 Investment Price, and (y) an interest accrued thereon on daily basis at a simple interest rate of fifteen percent (15%) per annum, commencing from the Series A-1 Investment Date and ending on the Series A-1 Redemption Closing Date, in each case, in respect of the Redeemed Series A-1 Shares held by such Redeeming Series A-1 Holder. The Series C Redemption Price, Series B Redemption Price, Series A-3 Redemption Price and the Series A-1 Redemption Price shall be individually and collectively referred to as the “Redemption Price”. For the avoidance of doubt, the Series A-1 Redemption Price shall not include any declared dividends accrued on the Series A-1 Preferred Shares, regardless of whether paid or unpaid.

C.	Any Redeeming Holders shall be entitled (but not be obliged) to deliver to the Company a written notice (a “Redemption Notice”) of the election by such holder to exercise its redemption rights under this Article 8.5. Upon receipt of such Redemption Notice, the Company shall promptly (in no event late than two (2) Business Days thereafter) give a written notice (“Redemption Exercisable Notice”) of the redemption request to each of the non-requesting Redeeming Holders stating the existence of such request. Each of the non-requesting Redeeming Holders may also elect to require the Company to redeem all or a portion of their Redeemed Preferred Shares by delivering a separate redemption notice (the “Redemption Exercise Notice”) to the Company within thirty (30) days (“Redemption Exercisable Period”) of the receipt of the Redemption Exercisable Notice. For the avoidance of doubt, the failure of or delay in delivering such Redemption Exercise Notice shall not be constituted to be a waiver of the redemption rights of such non-requesting Redeeming Holders with respect to such events (including the alleged redemption events as described in the Redemption Notice), or a waiver of any other events occurring thereafter. The Company shall enter into certain redemption agreement(s) with each Redeeming Holder elects to exercise its redemption rights within fifteen (15) Business Days after the receipt of the Redemption Notice or Redemption Exercise Notice (as applicable); and the redemption of the Redeemed Preferred Shares pursuant to Article 8.5 hereof shall have its closing on a date no later than thirty (30) days after the execution of such redemption agreement(s) (such closing date, the “Redemption Closing Date”).

D.	Upon the applicable Redemption Closing Date, each redeeming holder of Redeemed Preferred Shares shall surrender its certificate or certificates representing such Redeemed Preferred Shares to be redeemed to the Company and a dated and signed instrument of transfer therefor in the manner and at the place designated by the Company for that purpose, and immediately thereupon on the same date such Redemption Price shall be paid to the order of the Person whose name appears on such certificate or certificates as the owner of such Shares and each such certificate shall be cancelled. In the event less than all the Shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed Shares. Unless there has been a default in payment of the applicable Redemption Price, upon cancellation of the certificate representing such Redeemed Preferred Shares to be redeemed, all dividends on such Redeemed Preferred Shares designated for redemption on the Redemption Closing Date shall cease to accrue and all rights of the holders thereof, except the right to receive the respective Redemption Price thereof, shall cease and terminate, and such Redeemed Preferred Shares shall be immediately upon the Redemption Closing Date converted into Ordinary Shares based on the then-effective Conversion Price with respect to such Redeemed Preferred Shares.

E.	On each Redemption Closing Date, if the total number of the Redeemed Series C Shares, the Redeemed Series B Shares, the Redeemed Series A-3 Shares and the Redeemed Series A-1 Shares which could be redeemed by the Company in light of the assets and funds available to the Company or otherwise is less than the total number of the Redeemed Series C Shares, Redeemed Series B Shares, the Redeemed Series A-3 Shares and Redeemed Series A-1 Shares requested to be redeemed in the Redemption Notice, the Company shall not (i) redeem any number of the Redeemed Series B Shares, Redeemed Series A-1 Shares or Redeemed Series A-3 Shares requested to be redeemed in the applicable Redemption Notice unless and until all number of the Redeemed Series C Shares requested to be redeemed in the applicable Redemption Notice have been redeemed by the Company; (ii) redeem any number of the Redeemed Series A-1 Shares or Redeemed Series A-3 Shares requested to be redeemed in the applicable Redemption Notice unless and until all number of the Redeemed Series C Shares and Redeemed Series B Shares requested to be redeemed in the applicable Redemption Notice have been redeemed by the Company; or (iii) redeem any number of Redeemed Series A-1 Shares requested to be redeemed in the applicable Redemption Notice unless and until all number of the Redeemed Series A-3 Shares, Redeemed Series B Shares and Redeemed Series C Shares requested to be redeemed in the applicable Redemption Notice have been redeemed by the Company.

If on the Series C Redemption Closing Date, the number of Redeemed Series C Shares that could be legally redeemed by the Company in light of the assets and funds available to the Company or otherwise is less than the number of such Redeemed Series C Shares requested to be redeemed on that day pursuant to this Article 8.5, then (i) the number of such Redeemed Series C Shares held by the Redeeming Series C Holders then redeemed shall be in proportion to the aggregate Series C Redemption Price each such Redeeming Series C Holder is otherwise entitled to receive pursuant to this Article 8.5, and (ii) the remaining Redeemed Series C Shares which shall have been redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so. Without limiting any rights of each Redeeming Series C Holder set forth in this Article, or are otherwise available under the applicable laws, any Series C Preferred Shares subject to redemption hereunder with respect to which the Company has become obligated, but failed to pay the Series C Redemption Price in full, shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such Redeeming Series C Holder had prior to the Series C Redemption Closing Date, until the Series C Redemption Price and all other redemption payments (including without limitation any dividend and other distribution, if any) accrued after the Series C Redemption Closing Date have been paid in full with respect to such Redeemed Series C Shares.

If on the Series B Redemption Closing Date, the number of Redeemed Series B Shares that could be legally redeemed by the Company in light of the assets and funds available to the Company or otherwise is less than the number of such Redeemed Series B Shares requested to be redeemed on that day pursuant to this Article 8.5, then (i) the number of such Redeemed Series B Shares held by the Redeeming Series B Holders then redeemed shall be in proportion to the aggregate Series B Redemption Price each such Redeeming Series B Holder is otherwise entitled to receive pursuant to this Article 8.5, and (ii) the remaining Redeemed Series B Shares which shall have been redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so. Without limiting any rights of each Redeeming Series B Holder set forth in this Article, or are otherwise available under the applicable laws, any Series B Preferred Shares subject to redemption hereunder with respect to which the Company has become obligated, but failed to pay the Series B Redemption Price in full, shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such Redeeming Series B Holder had prior to the Series B Redemption Closing Date, until the Series B Redemption Price and all other redemption payments (including without limitation any dividend and other distribution, if any) accrued after the Series B Redemption Closing Date have been paid in full with respect to such Redeemed Series B Shares.

If on the Series A-3 Redemption Closing Date, the number of Redeemed Series A-3 Shares that could be legally redeemed by the Company in light of the assets and funds available to the Company or otherwise is less than the number of such Redeemed Series A-3 Shares requested to be redeemed on that day pursuant to this Article 8.5, then the remaining Redeemed Series A-3 Shares which shall have been redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so. Without limiting any rights of the Redeeming Series A-3 Holder set forth in this Article, or are otherwise available under the applicable laws, any Series A-3 Preferred Shares subject to redemption hereunder with respect to which the Company has become obligated but failed to pay in full the Series A-3 Redemption Price, shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such Series A-3 Preferred Shares had prior to the Series A-3 Redemption Closing Date, until the Series A-3 Redemption Price and all other redemption payments (including without limitation any dividend and other distribution, if any) accrued after the Series A-3 Redemption Closing Date have been paid in full with respect to such Redeemed Series A-3 Shares.

If on the Series A-1 Redemption Closing Date, the number of Redeemed Series A-1 Shares that could then be legally redeemed by the Company in light of the assets and funds available to the Company or otherwise is less than the number of such Redeemed Series A-1 Shares requested to be redeemed on that day pursuant to this Article 8.5, then the remaining Redeemed Series A-1 Shares which shall have been redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so. Without limiting any rights of the Redeeming Series A-1 Holder set forth in this Article, or are otherwise available under the applicable laws, any Series A-1 Preferred Shares subject to redemption hereunder with respect to which the Company has become obligated but failed to pay in full the Series A-1 Redemption Price, shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such Series A-1 Preferred Shares had prior to the Series A-1 Redemption Closing Date, until the Series A-1 Redemption Price and all other redemption payments (including without limitation any dividend and other distribution, if any) accrued after the Series A-1 Redemption Closing Date have been paid in full with respect to such Redeemed Series A-1 Shares.

F.	In the event that Company fails (for whatever reason) to redeem any of the Preferred Shares which should have been redeemed according to this Article 8.5 on relevant Redemption Closing Date, as from such date until the date on which the same are redeemed and fully paid according to this Article 8.5, the Company shall not declare or pay, other than solely for the purpose of the payment of the Redemption Price, any dividends nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

G.	To the extent permitted by the applicable laws, the Company shall procure that the profits of each of the Group Companies for the time being available for distribution shall be paid to it by way of dividend and/or other distribution if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Redeemed Preferred Shares required to be made pursuant to this Article 8.5.

H.	Without limiting the generality of the foregoing Article 8.5(G), at all times after the receipt of a Redemption Notice, the Company shall take any and all action necessary and use its best endeavours to, and, to the extent not expressly prohibited by the applicable laws, and the Redeeming Holders of Redeemed Preferred Shares shall have the right to, directly or indirectly through actions of its Investor Director appointed by them (if any), cause each of the Group Companies, in each case to realize the rights entitled by the Redeeming Holders, to (i) borrow funds from available sources, (ii) declare and pay a cash dividend and/or any other distribution, (iii) sell, transfer or otherwise dispose of any and all of its properties and assets, and apply any and all proceeds from any of the foregoing transactions for the purpose of the payment of the Redemption Price, and/or (iv) upon the request of the applicable Redeeming Holder, within thirty (30) days after the execution of the relevant redemption agreement(s), the Company shall execute and deliver to each holder a promissory note for the full amount of the redemption payment due but not paid to such holder with the following terms and conditions that: (1) such promissory note shall be due and payable no later than twelve (12) month after the Redemption Closing, and the full amount due under such promissory note shall accrue interest daily (on the basis of a 365-day year) at a rate of ten percent (10%) per annum; (2) each promissory note shall have the seniority sequence in line with that provided in this Article 8.5; (3) the Principals and the Members Controlled by the Principals, Principal Holding Companies shall be jointly and severally liable with the Company under each promissory note and (4) the Company, Principals, Principal Holding Companies and the Members Controlled by the Principals shall provide other collateral or guarantees satisfactory to the Redeeming Holders to secure the payment obligations under the promissory note.

I.	Each of the Group Companies and each holder of Equity Securities shall execute such further instruments and to take such further action as may be reasonably necessary to carry out the intent of this Article 8.5. The Company shall and shall cause the Group Companies and the holders of Ordinary Shares to use their best efforts to ensure that the rights granted under this Article 8.5 to the redeeming holders of Redeemed Preferred Shares are effective and that the Redeeming Holders enjoy the benefits thereof. The Company shall and shall cause each of the Group Companies and the holders of Ordinary Shares to use its best efforts and take any and all actions as may be necessary, advisable or reasonably requested by the Redeeming Holders in order to carry out the transactions contemplated by this Article 8.5 and to protect the rights of the redeeming holders under this Article 8.5 against impairment.

J.	In addition to and without prejudice to the generality of Article 8.5(I) above, in the event any transaction proposed, or voted in favour of, by a Redeeming Holder in connection with the exercise of its redemption right is to be brought to a vote at a shareholder meeting of the Company, each holder of Equity Securities entitled to vote at such meeting agrees:

(1) to be present, in person or by proxy, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings and the presence of the number of votes necessary for the effectiveness of any shareholder resolutions;

(2) to vote (in person, by proxy or by action by written consent, as applicable) all shares of the Company as to which it has beneficial ownership in favor of such transaction and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such transaction; and

(3) to execute and deliver all related documentation and take such other action in support of the transaction as shall reasonably be requested by such Redeeming Holder.

K.	Each Principal and each Principal Holding Company hereby irrevocably and unconditionally guarantees to the Redeeming Holders the proper and punctual performance by the Company of the Company’s obligations under this Article 8.5. Upon the occurrence of the Series C Redemption Events, Series B Redemption Events, Series A-3 Redemption Events or the Series A-1 Redemption Events, each Redeeming Holder shall have a put option to sell to the Principals and/or the Principal Holding Companies all or any portion of its Redeemed Preferred Shares requested to be redeemed at the per share price equal to the applicable Series C Redemption Price, Series B Redemption Price, Series A-3 Redemption Price or Series A-1 Redemption Price set forth in this Articles 8.5, provided, however, that, absent intentional or malicious transfer of assets or the Equity Securities directly or indirectly held by any Principal, such Principal’s redemption liability hereunder shall be his/her personal liability limited to his/her personal property and the Equity Interests of the Company directly or indirectly held by such Principal (including those Equity Interests holding in trust for the benefit of such Principal by other Shareholders). For purpose of this Article 8.5(K), with respect to each Principal, the term “personal property” shall not include any marital property or any property that is under the name of any Immediate Family Member of such Principal. For the avoidance of doubt, except for those Equity Interests of the Company as subscribed or purchased by the Immediate Family Member of the Principals in accordance with the terms and conditions of the Transaction Documents, the Equity Interests directly or indirectly held by any Principal shall not be registered under the name of any Immediate Family Member of such Principal, or Transferred to any Immediate Family Member of such Principal for any reason other than the inheriting pursuant to the applicable Laws and each of the Principal shall cause the spouse of such Principal to waive his/her rights to the interests in connection with the Equity Securities of the Company directly or indirectly held by such Principal.

ORDINARY SHARES

9.	Certain rights, preferences, privileges and limitations of the Ordinary Shares of the Company are as follows:

9.1	Dividend Provision. Subject to the preferential rights of holders of all series and classes of Shares in the Company at the time outstanding having preferential rights as to dividends, the holders of the Ordinary Shares shall, subject to the Statute and these Articles, be entitled to receive, when, as and if declared by the Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Directors.

9.2	Liquidation. Upon the liquidation, dissolution or winding up of the Company, the assets of the Company shall be distributed as provided in Article 8.2.

9.3	Voting Rights. The holder of Ordinary Shares shall have the right to one vote with respect to each Ordinary Share held by it, and shall be entitled to notice of any Members’ meeting in accordance with these Articles, and shall be entitled to vote upon such matters and in such manner as may be provided for in these Articles.

REGISTER OF MEMBERS

10.	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute. The Register of Members shall be the only evidence as to who are the Members entitled to examine the Register of Members, the list required to be sent to Members under Article 38, or the other books and records of the Company, or to vote in person or by proxy at any meeting of Members.

FIXING RECORD DATE

11.	The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members, or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

12.	If no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

13.	Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

14.	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

15.	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

16.	The Shares of the Company are subject to transfer restrictions as set forth in the Shareholders Agreement and the Right of First Refusal and Co-Sale Agreement, by and among the Company and certain of its Members. The Company will only register transfers of Shares that are made in accordance with such agreements and will not register transfers of Shares that are made in violation of such agreements. The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

REDEMPTION AND REPURCHASE OF SHARES

17.	The Company is permitted to redeem, purchase or otherwise acquire any of the Company’s Shares, so long as such redemption, purchase or acquisition (i) is pursuant to any redemption provisions set forth in the Memorandum and these Articles, (ii) is pursuant to the ESOP (on the terms compliant with Section 12.9 of the Shareholders Agreement), or (iii) is as otherwise agreed by the holder of such Share and the Company, subject in the case of clause (ii) or (iii) to compliance with any applicable restrictions set forth in the Shareholders Agreement, the Right of First Refusal and Co-Sale Agreement, the Memorandum and these Articles.

18.	Subject to the provisions of the Statute and these Articles, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. Subject to the provisions of the Statute and these Articles, the Directors may authorize the redemption or purchase by the Company of its own Shares in such manner and on such terms as they think fit and may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

19.	Subject to Article 8, if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may only be varied with the consent in writing of Members holding not less than a majority of the votes entitled to be cast by holders (in person or by proxy) of Shares on a poll at a general meeting of such class affected by the proposed variation of rights or with the sanction of a resolution of such Members holding not less than a majority of the votes which could be cast by holders (in person or by proxy) of Shares of such class on a poll at a general meeting but not otherwise. Notwithstanding the foregoing, for purposes of this Article 19, all Series A-1 Preferred Shares shall be deemed to be a single class and the rights attached to the Series A-1 Preferred Shares may be varied with the consent in writing of Members holding not less than a majority of the votes entitled to be cast by holders (in person or by proxy) of the Series A-1 Preferred Shares; all Series A-2 Preferred Shares shall be deemed to be a single class and the rights attached to the Series A-2 Preferred Shares may be varied with the consent in writing of Members holding not less than a majority of the votes entitled to be cast by holders (in person or by proxy) of the Series A-2 Preferred Shares; all Series A-3 Preferred Shares shall be deemed to be a single class and the rights attached to the Series A-3 Preferred Shares may be varied with the consent in writing of Members holding not less than a majority of the votes entitled to be cast by holders (in person or by proxy) of the Series A-3 Preferred Shares; all Series B Preferred Shares shall be deemed to be a single class and the rights attached to the Series B Preferred Shares may be varied with the consent in writing of Major Series B Investors; and all Series C Preferred Shares shall be deemed to be a single class and the rights attached to the Series C Preferred Shares may be varied with the consent in writing of Major Series C Investor.

20.	For the purpose of the preceding Article, all of the provisions of these Articles relating to general meetings shall apply, to the extent applicable, mutatis mutandis, to every meeting of holders of separate class of shares, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least a majority of the issued Shares of such class and that any Member holding Shares of such class, present in person or by proxy, may demand a poll.

21.	Subject to Article 8, the rights conferred upon the holders of Shares or any class of Shares shall not, unless otherwise expressly provided by the terms of issue of such Shares, be deemed to be varied by the creation, redesignation, or issue of Shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

22.	The Company may, with the approval of the Board (so long as such approval includes the approval of all the Investor Directors), so far as the Statute permits, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF INTERESTS

23.	The Company shall not be bound by or compelled to recognise in any way (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

24.	If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only Persons recognised by the Company as having any title to such Member’s interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

25.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some Person nominated by him or her as the transferee.

26.	If the Person so becoming entitled shall elect to be registered as the holder, such Person shall deliver or send to the Company a notice in writing signed by such Person stating that he or she so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND

ALTERATION OF CAPITAL

27.	Subject to Article 8, the Company may by Ordinary Resolution:

27.1	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

27.2	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

27.3	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum;

27.4	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person; and

27.5	perform any action not required to be performed by Special Resolution.

28.	Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, and subject further to Articles 8 and 19, the Company may by Special Resolution:

28.1	change its name;

28.2	alter or add to these Articles;

28.3	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

28.4	reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

29.	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

30.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

31.	The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings, the report of the Directors (if any) shall be presented.

32.	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

33.	A Members requisition is a requisition of Members of the Company holding, on the date of deposit of the requisition, not less than either (i) a majority of the voting power of all of the Ordinary Shares, (ii) a majority of the voting power of the Series A Preferred Shares (on an as-converted basis), (iii) a majority of the voting power of the Series B Preferred Shares (on an as-converted basis), or (iv) a majority of the voting power of the Series C Preferred Shares (on an as-converted basis) entitled to attend and vote at general meetings of the Company.

34.	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

35.	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

36.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

37.	At least ten (10) Business Days’ notice shall be given of any general meeting unless such notice is waived either before, at or after such meeting both (i) by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat (including the Preferred Shares on an as-converted basis), and (ii) by the Major Investors (or their proxies). Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed both (i) by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote thereat (including the Preferred Shares on an as-converted basis), and (ii) by the Major Investors (or their proxies).

38.	The officer of the Company who has charge of the Register of Members shall prepare and make, at least two (2) Business Days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of shares registered in the name of each Member. Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) Business Days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member of the Company who is present.

PROCEEDINGS AT GENERAL MEETINGS

39.	(i) The holders of a majority of the aggregate voting power of all of the Ordinary Shares entitled to notice of and to attend and vote at such general meeting, (ii) the Major Series A Investors, (iii) the Major Series B Investors, and (iv) the Major Series C Investor together, present in person or by proxy or if a company or other non-natural Person by its duly authorised representative shall be a quorum. Subject to Article 42, no business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business.

40.	A Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in person at that meeting.

41.	A resolution in writing (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if:

41.1	in the case of a Special Resolution, it is signed by all Members required for such Special Resolution to be deemed effective under the Statute; or

41.2	in the case of any resolution passed other than as a Special Resolution, it is signed by Members for the time being holding Shares carrying in aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a general meeting at which all Shares entitled to vote thereon were present and voted (calculated in accordance with Article 8.4(A)) (or, being companies, signed by their duly authorised representative).

42.	A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any general meeting, the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares of the Company represented at the meeting may adjourn the meeting from time to time, until a quorum shall be present or represented; provided that, if notice of such meeting has been duly delivered to all Members ten (10) Business Days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within one hour from the time appointed for the meeting solely because of the absence of any Member, the meeting shall be adjourned to the seventh (7th) following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all Members 48 hours prior to the adjourned meeting in accordance with the notice procedures under Articles 108 through 112 and, if at the adjourned meeting, the quorum is not present within one half hour from the time appointed for the meeting solely because of the absence of any Member, then the presence of such Member shall not be required at such adjourned meeting for purposes of establishing a quorum. At such adjourned meeting, no business shall be transacted other than the business that might have been transacted at the meeting as originally notified.

43.	The chairman of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he or she shall not be present within ten (10) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the Directors present shall elect one of their number, or shall designate a Member, to be chairman of the meeting.

44.	With the consent of a general meeting at which a quorum is present, the chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned, notice of the adjourned meeting shall be given as in the case of an original meeting.

45.	A resolution put to the vote of the meeting shall be decided by poll and not on a show of hands.

46.	On a poll a Member shall have one vote for each Ordinary Share he holds on an as-converted basis.

47.	Except on a poll on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

48.	A poll on a question of adjournment shall be taken forthwith.

49.	A poll on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

VOTES OF MEMBERS

50.	Except as otherwise required by law or these Articles, the Ordinary Shares, the Series A-1 Preferred Shares, the Series A-2 Preferred Shares, the Series A-3 Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares shall vote together on an as-converted basis on all matters submitted to a vote of Members.

51.	In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

52.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his or her committee, receiver, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, or other Person may vote by proxy.

53.	No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class or series of Shares unless he or she is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such Member in respect of Shares have been paid.

54.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

55.	Votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting.

56.	A Member holding more than one Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting.

PROXIES

57.	The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his or her attorney duly authorised in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

58.	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting.

59.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

60.	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

61.	Any corporation or other non-natural Person that is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

62.	Shares in the Company that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

APPOINTMENT OF DIRECTORS; OBSERVERS

63.	63.1 The authorized number of directors on the Board shall consist of nine (9) directors, with the composition of the Board determined as follows: (a) the Principal Holding Companies, shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time five (5) directors on the Board (the “Ordinary Directors”), one of whom shall be the then chief executive officer of the Company, (b) the Series A-1 Investor shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) director on the Board (the “WP Director”), (c) Taikang shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) director on the Board (“Taikang Director”), (d) Tencent shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) director on the Board (the “Tencent Director”) and (e) Didi shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time one (1) director on the Board (the “Didi Director”, together with Tencent Director, WP Director and Taikang Director, collectively, the “Investor Directors” and each, an “Investor Director”). If the size of the Board increases in the future due to future investment into, or capital increases by, the Company, the number of Ordinary Directors shall increase correspondingly such that Ordinary Directors shall represent not less than fifty percent (50%) of the members of the Board.

63.2 Series A-3 Investor and Series A-2 Investor shall jointly have the right to appoint and remove one (1) observer (the “PV Observer”) to the Board (and any subcommittee thereunder (if any)), and, to the extent none of the Directors is nominated or appointed by Didi, Links Advance shall have the right to appoint and remove one (1) observer (the “Didi Observer”, together with the PV Observer, collectively the “Observers” and each, an “Observer”) to the Board (and any subcommittee thereunder (if any)). Each Observer is entitled to attend all meetings of the Board and all subcommittees of the Board (if any) and make statements on such meetings, in a nonvoting observer capacity. The Company shall give each Observer copies of all notices, minutes, consents, and other materials that the Company provides to the Directors at the same time and in the same manner as provided to such Directors; provided, however, that the Observer shall agree to hold in confidence all information so provided pursuant to the applicable Laws of Cayman Islands and the Transaction Documents. To avoid any doubt, if any matter was approved by the Board by a written resolution without holding a Board meeting, then each Observer is entitled to receive copies of all materials in the same manner as provided to the Directors. For the avoidance of doubt, in any event the Series A-3 Investor or its Affiliate transfers all the Equity Securities it held in the Company and assigns such right to appoint the PV Observer to any third party transferee other than its Affiliates, then the Series A-2 Investor shall not have the right to jointly appoint the PV Observer to the Board or subcommittees of the Board (if any).

POWERS OF DIRECTORS

64.	Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Special Resolution, the business of the Company shall be managed by or under the direction of the Directors who may exercise all the powers of the Company; provided, however, that the Company shall not carry out any action inconsistent with Articles 8 and 9. No alteration of the Memorandum or these Articles and no such direction shall invalidate any prior act of the Directors that would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

65.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine.

66.	Subject to Article 8, the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

67.	Subject to Article 8, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture shares, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

VACATION OF OFFICE AND REMOVAL OF DIRECTOR

68.	The office of a Director shall be vacated if:

68.1	such Director gives notice in writing to the Company that he or she resigns the office of Director; or

68.2	such Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally; or

68.3	such Director is found to be or becomes of unsound mind.

69.	Any Director who shall have been elected by a specified group of Members may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 63, given at a special meeting of such Members duly called or by an action by written consent for that purpose. Any vacancy in the Board of Directors caused as a result of such removal or one or more of the events set out in Article 68 of any Director who shall have been elected by a specified group of Members, may be filled by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 63, given at a special meeting of such Members duly called or by an action by written consent for that purpose, unless otherwise agreed upon among such Members.

PROCEEDINGS OF DIRECTORS

70.	A Director may by a written instrument appoint an alternate who need not be a Director, and an alternate is entitled to attend meetings in the absence of the Director who appointed him and to vote or consent in place of the Director. At all meetings of the Board of Directors a majority of the number of the Directors in office elected in accordance with Article 63 that includes all the Investor Directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the Directors present (in person or in alternate) at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Statute, the Memorandum or these Articles. If only one Director is elected, such sole Director shall constitute a quorum. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting, until a quorum shall be present.

71.	Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit, provided however that (i) the board meetings shall be held at least once every three (3) months unless the Board otherwise approves (so long as such approval includes the approval of all the Investor Directors), (ii) more than one third (1/3) of the Directors or each Investor Director shall be entitled to suggest the chairman to hold an extraordinary board meeting, and that a written notice of each meeting, agenda of the business to be transacted at the meeting and all documents and materials to be circulated at or presented to the meeting shall be sent to all Directors entitled to receive notice of the meeting at least five (5) days before the meeting and a copy of the minutes of the meeting shall be sent to such Persons.

72.	A Person may participate in a meeting of the Directors or committee of the Board of Directors by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time. Participation by a Person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting. In the event of a deadlock of the votes at any meeting of the Directors, the relevant matters shall be submitted to the Members for approval, subject to compliance with Article 8.4(B) hereof.

73.	Subject to Article 8.4, a resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Board of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of the Board of Directors as the case may be, duly convened and held.

74.	Meetings of the Board of Directors may be called by any Director on forty-eight (48) hours’ notice to each Director in accordance with Articles 108 through 112.

75.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

76.	The chairman of the Board shall be selected from one of the Ordinary Directors.

77.	Subject to Article 8.4, all acts done by any meeting of the Directors or of a committee of the Board of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and qualified to be a Director.

PRESUMPTION OF ASSENT

78.	A Director of the Company who is present at a meeting of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless the Director’s dissent shall be entered in the minutes of the meeting or unless the Director shall file his or her written dissent from such action with the Person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

79.	Subject to Article 82, a Director may hold any other office or place of profit under the Company (other than the office of the Company Accountant) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

80.	Subject to Article 82, a Director may act by himself or herself or his or her firm in a professional capacity for the Company and such Director or firm shall be entitled to remuneration for professional services as if such Director were not a Director.

81.	Subject to Article 82, a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as Member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by such Director as a director or officer of, or from his or her interest in, such other company.

82.	In addition to any further restrictions set forth in these Articles, no Person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested (each, an “Interested Transaction”) be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such Interested Transaction by reason of such Director holding office or of the fiduciary relation thereby established, and any such director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest (and if he votes his vote shall be counted) and shall be counted towards a quorum of those present at such meeting, in each case so long as the material facts of the interest of each Director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith to and are known by the other Directors. A general notice or disclosure to the Directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof that a Director is a member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under this Article.

MINUTES

83.	The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any series of Shares and of the Directors, and of committees of the Board of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

84.	Subject to these Articles, the Board of Directors may establish any committees, and approve the delegation of any of their powers to any committee consisting of one or more Directors, provided that each of the Investor Directors shall be appointed as a member of such committee and the Observers shall be appointed to such committee. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of the absent or disqualified member if such other Director’s appointment is approved or ratified by the Board of Directors.

85.	Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company. Each committee shall keep regular minutes and report to the Board of Directors when required. Subject to these Articles, the proceedings of a committee of the Board of Directors shall be governed by the Articles regulating the proceedings of the Board of Directors, so far as they are capable of applying.

86.	The Board of Directors may also, with prior consents of all the Investor Directors, delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by such Person provided that the appointment of a managing Director shall be revoked forthwith if he or she ceases to be a Director. Any such delegation may be made subject to any conditions the Board of Directors, with prior consents of all the Investor Directors, may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.

87.	Subject to these Articles, the Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

88.	Subject to these Articles, the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of an officer’s appointment, an officer may be removed by resolution of the Directors or Members.

NO MINIMUM SHAREHOLDING

89.	There is no minimum shareholding required to be held by a Director.

REMUNERATION OF DIRECTORS

90.	The remuneration to be paid to the Directors, if any, shall be such remuneration as determined by the Board (including the consents of all the Investor Directors). The Director who is not an employee of any Group Company shall also be entitled to be paid all reasonable travelling, hotel and other out-of-pocket expenses properly incurred by them in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors, or general meetings of the Company, or separate meetings of the holders of any series of Shares or debentures of the Company, or otherwise in connection with the business of the Company.

91.	The Directors may by resolution of the majority of the Board (including the consents of all the Investor Directors) approve additional remuneration to any Director for any services other than his or her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his or her remuneration as a Director.

SEAL

92.	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Board of Directors authorised by the Board of Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some officer or other Person appointed by the Directors for the purpose.

93.	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

94.	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him or her under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

95.	Subject to the Statute and these Articles, the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the assets of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

96.	All dividends and distributions shall be declared and paid according to the provisions of Articles 8 and 9.

97.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by such Member to the Company on account of calls or otherwise.

98.	Subject to the provisions of Articles 8 and 9, the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

99.	Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

100.	No dividend or distribution shall bear interest against the Company, except as expressly provided in these Articles.

101.	Any dividend that cannot be paid to a Member and/or that remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member. Any dividend that remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

102.	Subject to these Articles, including but not limited to Article 8, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend as set forth in Articles 8 and 9 hereof and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event, the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

103.	Subject to Article 8, the Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions. The Directors shall from time to time determine whether and to what extent and at what times and places, and under what conditions or regulations, the accounts and books of the Company or any of them shall be open to inspection of Members not being Directors and no such Member shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or the Company in general meeting or in a written agreement binding on the Company. The Company shall cause all books of account to be maintained for a minimum period of five years from the date on which they were prepared.

104.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

105.	The Directors may appoint the Company Accountant of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix the Company Accountant’s remuneration.

106.	Every Company Accountant of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Company Accountant.

107.	Company Accountants shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an exempted company and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

108.	Except as otherwise provided in these Articles, notices shall be in writing. Notice may be given by the Company to any Member or Director either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to such Member or Director (as the case may be) or to the address of such Member or Director as shown in the Register of Members or the Register of Directors (as the case may be) (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Member or Director).

109.	Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days (not including Saturdays or Sundays or public holidays) after the letter containing the same is sent as aforesaid. Where a notice is sent by fax to a fax number provided by the intended recipient, service of the notice shall be deemed to be effected when the receipt of the fax is acknowledged by the recipient. Where a notice is given by electronic mail to the electronic mail address provided by the intended recipient, service shall be deemed to be effected when the receipt of the electronic mail is acknowledged by the recipient.

110.	A notice may be given by the Company to the Person or Persons that the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices that are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

111.	Notice of every general meeting shall be given in any manner hereinbefore authorised to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

112.	Whenever any notice is required by law or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING UP

113.	If the Company shall be wound up, assets available for distribution amongst the Members shall be distributed, in accordance with Articles 8 and 9.

114.	If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and, subject to Articles 8 and 9, determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

115.	To the maximum extent permitted by applicable law, the Directors, officers and the Observers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty, and no such Director or Observer or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or Observer or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the fraud or dishonesty of such Director, Observer or officer or trustee. Except with respect to proceedings to enforce rights to indemnification pursuant to this Article, the Company shall indemnify any such indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent provided by, and subject to the requirements of, applicable law, so long as the indemnitee agrees with the Company to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article.

116.	To the maximum extent permitted by applicable law, the Directors, Observers and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty respectively.

FINANCIAL YEAR

117.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on the 31st of December in each year and, following the year of incorporation, shall begin on the 1st of January in each year.

TRANSFER BY WAY OF CONTINUATION

118.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution and the written consent of the Major Investors, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.